                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12

                     CHIRON CORPORATION
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
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/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
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                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
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

[LOGO]

                               A New Way to Vote

                       Help us save time and postage cost

                           By voting via the Internet

It's fast, convenient and your vote is immediately confirmed. Just follow these easy steps:

1.  READ THE ACCOMPANYING NOTICE AND PROXY STATEMENT AND BALLOT.

2.  GO TO HTTP: //WWW.PROXYVOTE.COM.

3.  ENTER YOUR 12-DIGIT CONTROL NUMBER LOCATED ON YOUR PROXY FORM.

4.  FOLLOW THE SIMPLE INSTRUCTIONS.

Chiron Corporation is preparing for the future. The Chiron Corporation web site allows you to indicate your consent to future electronic delivery of shareholder communications (e.g., proxy statements, earnings releases, shareholder reports, any documents filed with the Securities and Exchange Commission, or the Company's financial statements). The benefits from electronic communications are passed along to you, the investor, and are:

- CONVENIENT

- EFFICIENT

- LESS EXPENSIVE

- ENVIRONMENTALLY FRIENDLY

If you consent to electronic delivery, you will be notified, by e-mail, that a document is or will be available. The documents will be attached to the e-mail or can be viewed at http://www.chiron.com/ investor/index.html. However, Chiron Corporation is not required to make all communications electronically available and may choose to deliver a paper copy of any document.

The e-mail address you provide when voting via the Internet will allow us to contact you electronically in the future. This information will not be provided to other parties and will only be used to support communications with Chiron Corporation.

[LOGO]

                                                                   April 2, 2001

To the Stockholders of
CHIRON CORPORATION

    You are cordially invited to attend the Annual Meeting of Stockholders of Chiron Corporation on May 17, 2001, at 10:00 a.m., which will be held in the auditorium at our Emeryville headquarters, 1450 53rd Street, Emeryville, California 94608.

    At this year's meeting you will be asked to elect three directors, ratify the selection of the independent auditors, and consider a stockholder proposal. The accompanying Notice of Annual Meeting and Proxy Statement describe these proposals. We urge you to read this information carefully.

    Also included in this package is Chiron's 2000 Annual Report. The Annual Report is in summary form, and contains selected financial data, our letter to stockholders, and highlights of operations. You will find the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for 2000, which accompanies the Annual Report.

    Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope or vote electronically via the Internet or by telephone. See "Voting by Telephone or Via the Internet" in the Proxy Statement for more details. Please note that there are separate Internet and telephone voting arrangements depending upon whether your shares are registered in your name or in the name of a bank or broker. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by giving notice and voting in person at the Annual Meeting.

    We look forward to seeing you at the Annual Meeting.

                                          /S/ SEAN P. LANCE

                                          Sean P. Lance,

                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

                               CHIRON CORPORATION
                               4560 HORTON STREET
                          EMERYVILLE, CALIFORNIA 94608
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 17, 2001

TO THE STOCKHOLDERS OF CHIRON CORPORATION:

    You are hereby notified that the Annual Meeting of Stockholders of Chiron Corporation ("Chiron" or the "Company") will be held at 1450 53rd Street, Emeryville, California, on Thursday, May 17, 2001, at 10:00 a.m., for the following purposes:

        1. To elect three directors to hold office until the Annual Meeting of Stockholders in the year 2004;

        2. To ratify the selection of KPMG LLP as independent auditors for the fiscal year ending December 31, 2001;

        3. To act upon a stockholder proposal with respect to the selection of qualified candidates for membership on Chiron's Board of Directors; and

        4. To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Stockholders of record at the close of business on March 19, 2001 will be entitled to vote at the Annual Meeting.

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED OR VOTE ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. THE PROMPT RETURN OF YOUR PROXY WILL ASSIST US IN PREPARING FOR THE ANNUAL MEETING. Even if you have returned your proxy or voted electronically via the Internet or by telephone, you may still vote in person if you attend the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote at the Meeting, you must obtain from such broker, bank or other nominee a proxy issued in your name.


                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/ WILLIAM G. GREEN

                                              William G. Green,
                                              SENIOR VICE PRESIDENT,
                                              GENERAL COUNSEL AND SECRETARY

Emeryville, California
April 2, 2001

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of CHIRON CORPORATION, a Delaware corporation ("Chiron" or the "Company"), for use at the Annual Meeting of Stockholders of Chiron (the "Annual Meeting"), and at any continuation or adjournment thereof. The Annual Meeting will be held on Thursday, May 17, 2001 at 10:00 a.m. in the auditorium at the Company's Emeryville headquarters, 1450 53rd Street, Emeryville, California 94608. These proxy materials were first mailed to stockholders on or about April 2, 2001.

VOTING BY PROXY AND REVOCABILITY OF PROXIES

    If you are unable to attend the Annual Meeting, you may vote by proxy or by telephone or vote via the Internet. The enclosed proxy is solicited by the Chiron Board of Directors and, when the proxy card is returned properly completed, it will be voted as you direct on your proxy card. You are urged to specify your choices on the enclosed proxy card, or specify your choices by telephone or via the Internet. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Chiron common stock ("Common Stock") represented by such proxy will be voted "FOR" Proposals 1 and 2 and will be voted in the proxy holders' discretion as to other matters that may properly come before the Annual Meeting.

    You may revoke or change your proxy at any time, whether you have voted by telephone or voted via the Internet, before your Proxy is exercised at the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date than appears on the proxy you wish to revoke to the Secretary of Chiron, William G. Green, at the Company's principal executive office. You also may revoke your proxy by giving notice and voting in person at the Annual Meeting.

    If your shares are held of record by a broker, bank or other nominee and you wish to attend and vote at the Annual Meeting, you must obtain from such broker, bank or other nominee a proxy issued in your name.

VOTING BY TELEPHONE OR VIA THE INTERNET

    Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

SHARES REGISTERED DIRECTLY IN THE NAME OF THE STOCKHOLDER

    Stockholders with shares registered directly with Wells Fargo Shareowner Services, the Company's transfer agent, may vote telephonically by calling 1-800-690-6903 or you may vote via the Internet at the following address on the World Wide Web:

HTTP://WWW.PROXYVOTE.COM

and follow the instructions on your screen.

SHARES REGISTERED IN THE NAME OF A BROKERAGE FIRM OR BANK

    A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that also offers telephone and Internet voting options. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number referenced on your voting form or you may vote via the Internet at the following address on the World Wide
Web:

HTTP://WWW.PROXYVOTE.COM

and follow the instructions on your screen.

SOLICITATION

    The Company will pay the cost of soliciting these proxies, including printing, handling, and mailing of this Proxy Statement, the proxy and related material furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, custodians, nominees, and fiduciaries holding shares of Common Stock in their names which are beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners for their costs of forwarding proxy material to the beneficial owners. Certain officers, directors, and regular employees of Chiron may solicit proxies by telephone, facsimile or in person. These persons will receive no extra compensation for their services.

VOTING RIGHTS AND OUTSTANDING SHARES

    The Company has one type of security entitled to vote at the Annual Meeting, its Common Stock. If you were a stockholder of record of Common Stock at the close of business on March 19, 2001, you may vote at the Annual Meeting. Each share entitles you to one vote on each matter to come before the Annual Meeting. On March 19, 2001, there were 189,498,969 shares of Common Stock issued and outstanding. The Certificate of Incorporation of the Company does not provide for cumulative voting.

VOTING OF SHARES HELD BY NOVARTIS

    The Company has a strategic alliance with Novartis AG ("Novartis"). As of February 1, 2001, Novartis held shares representing approximately 42% of the Company's outstanding Common Stock. A Governance Agreement dated as of
November 20, 1994 between the Company and Novartis (the "Governance Agreement") contains provisions relating to, among other things, the nomination of directors to the Company's Board of Directors. Under the terms of the Governance Agreement, Novartis is permitted to designate three candidates for nomination to the Board. (The number of candidates Novartis is permitted to designate declines if it owns less than 30% of the Company's outstanding Common Stock.) So long as the Board has the required number of directors designated by it, Novartis is required to be present for purposes of establishing a quorum at stockholder meetings relating to the election of directors, and further is required to vote all of its shares of Common Stock in favor of any nominee selected in accordance with the provisions of the Governance Agreement. The Company believes that Novartis will vote all of its shares in favor of each of the nominees named in Proposal 1.

    For more on the Company's relationship with Novartis, see "Certain Relationships and Related Transactions".

VOTING PROCEDURES

    All votes will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector of elections will separately tabulate affirmative votes, negative votes, abstentions and broker non-votes. (Broker non-votes are shares represented at the meeting, but with respect to which the authority to vote on a particular proposal has been withheld.) Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining a quorum. With respect to the election of directors, abstentions and broker non-votes will be treated as not voted. The three director nominees who receive the greatest number of votes actually cast will be elected.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation, as amended, provides that the Board of Directors will be divided into three classes, each class consisting, as nearly as possible, of an equal number of directors elected for staggered three year terms. The Company's Bylaws currently provide for an 11-member Board; however, as amended by the Board in February 2001, the Bylaws further provide that effective as of May 16, 2001, the number of directors which shall constitute the whole Board shall be reduced to ten (10) until such time as the Board, in its sole discretion, shall increase the number to eleven (11). The Governance Agreement provides that the Board will be comprised of a certain number of management directors (each, a "Management Director"), directors designated by Novartis (each, an "Investor Director"), and directors who meet certain criteria demonstrating their independence from both Chiron and Novartis (each, an "Independent Director"). See "Certain Relationships and Related Party Transactions--The Governance Agreement."

    There are four directors currently on the Board in the class whose term expires in 2001: Mr. Bryson, Mr. Douaze, Dr. Penhoet and Dr. Williams.
Dr. Williams has determined that he will not stand for re-election when his term expires. The Nominating Committee of the Board of Directors has nominated
Mr. Bryson, Mr. Douaze and Dr. Penhoet for re-election to the Board. If the foregoing nominees are elected at the Annual Meeting, the Board will be comprised of ten members as contemplated by the Company's amended Bylaws and, accordingly, Dr. Williams' decision not to stand for re-election will not create a vacancy on the Board. If elected at the Annual Meeting, each of these nominees would serve until the Annual Meeting in the year 2004 and until his successor is elected and qualified, or until such director's earlier death, resignation, or removal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

    The persons named on the enclosed proxy (the "proxy holders") will vote for election of the above-named nominees unless you have withheld authority for them to do so on your proxy card. In the event that a nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable to or who will decline to serve as a director.

    Set forth below is biographical information for the nominees and for each person whose term will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE ANNUAL MEETING OF
  STOCKHOLDERS IN 2004

    VAUGHN D. BRYSON, age 62, has served as a director of the Company since June 1997. He is President of Life Science Advisors, LLC, a consulting firm focused on assisting biopharmaceutical and medical device firms in building shareholder value. He is also the President and a founder of Clinical Products, Inc., a medical foods company. Mr. Bryson was a 32 year employee of Eli Lilly and Company

("Lilly"), a global research-based pharmaceutical corporation, where he served as President and Chief Executive Officer from 1991 until June 1993; he was Executive Vice President from 1986 until 1991. He served as a member of the board of directors of Lilly from 1984 until his retirement in 1993. From
April 1994 to December 1996, Mr. Bryson served as Vice Chairman of Vector Securities International, Inc., an investment banking firm. Mr. Bryson is a director of Amylin Pharmaceuticals, Inc., a developmental stage biopharmaceutical company focusing on metabolic disorders; Ariad Pharmaceuticals, Inc., a company dedicated to the development of gene therapy, cell therapy and protein therapy products featuring dose dependent regulation by small molecule drugs, as well as small molecule inhibitors of signal transduction; AtheroGenics, Inc., a biopharmaceutical company working on the discovery and development of drugs for the treatment of chronic inflammatory diseases, including atherosclerosis, arthritis and asthma; and Quintiles Transnational Corporation, the leading service provider to the pharmaceutical, biotechnology and medical device industries in helping develop and market their products, along with providing market research solutions and strategic analyses to support effective healthcare decisions.

    PIERRE E. DOUAZE, age 60, a director of the Company since 1995, was a member of the Executive Committee of management of Ciba-Geigy Limited from 1991 to 1996, and Head of Ciba-Geigy Limited's Pharma and Self-Medication Division from 1989 to 1996. From December 1996 through December 1997, he was a member of the Executive Committee of Novartis AG and Head of its Healthcare Division and Pharma Sector. In December 1997, Mr. Douaze retired from Novartis AG. He currently serves as a board member of Serono, Vice Chairman of Pharming N.V., and a board member in the Galenica Group, Switzerland. He also serves as a director of VIFOR.

    EDWARD E. PENHOET, age 60, a co-founder of the Company and a director since its inception in 1981, was appointed the Dean of the School of Public Health, at the University of California at Berkeley in July 1998. He served as Chief Executive Officer until May 1998, when Sean P. Lance became President and Chief Executive Officer and Dr. Penhoet became Vice Chairman of the Company.
Dr. Penhoet served as Vice Chairman of the Company until February 2001.
Dr. Penhoet has been a faculty member of the Biochemistry Department at the University of California, Berkeley, for 27 years. From March 1997 to
January 1999, Dr. Penhoet served as Chairman of the California Healthcare Institute, a public policy research and advocacy organization located in La Jolla, California.

DIRECTORS CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2002

    LEWIS W. COLEMAN, age 59, a director of the Company since 1991, is the President of the recently-formed Gordon & Betty Moore Foundation, an education, environment and scientific research foundation located in San Francisco, California. Prior to that, Mr. Coleman was the Chairman and a member of the Executive Committee of Banc of America Securities, formerly known as Montgomery Securities, until his resignation in December 2000. Prior to joining Banc of America Securities in December 1995, Mr. Coleman spent ten years at BankAmerica Corporation in San Francisco, where he began as Chief Credit Officer in the World Banking Group, Bank of America's wholesale banking division. He later became Head of Capital Markets and was responsible for all trading activity. He also served as Head of the World Banking Group before becoming Bank of America's Vice Chairman of the Board and Chief Financial Officer. Previously, he spent thirteen years with Wells Fargo & Co. in a variety of wholesale and retail banking positions, culminating his career there as Chairman of the Credit Policy Committee. Mr. Coleman earned his B.A. in Economics from Stanford University. He serves on numerous boards and is actively involved in community affairs in San Francisco.

    PAUL L. HERRLING, age 54, a director of the Company since 1997, is the Head of Research at Novartis Pharma AG and a member of the Novartis Pharma Executive Board. Previously, he was Head of Preclinical Research Basel and Vice President and Deputy Member of the Board of Management, Sandoz Pharma Ltd., from 1992 through 1993, and Head of Corporate Research and Senior Vice President and Member of the Board of Management for Sandoz Pharma Ltd. from 1994 through 1996.

    WILLIAM J. RUTTER, age 72, co-founder of the Company, served as Chairman of the Board from the Company's inception in 1981 until May 1999, when he became Chairman of the Board Emeritus. Contemporaneously, Sean P. Lance was designated the Company's Chairman. Dr. Rutter served as a director of Ciba and subsequently Novartis AG from 1995 until April 1999, then having reached the statutory age of retirement, stepped down from its board. Dr. Rutter currently serves as a consultant to Chiron Corporation. Prior to joining Chiron he was affiliated with the University of California at San Francisco ("UCSF") where he served as a Herzstein Professor and Director of the Hormone Research Institute from 1982 to 1988, and Chairman of the Department of Biochemistry and Biophysics, from 1969 to 1982. From January 2000 to present, Dr. Rutter served as a Director and a member of the Audit Committee of Sangamo Biosciences, Inc., a company that conducts research and development of novel transcription factors for the regulation of genes. From 1997 to present, Dr. Rutter has served as Chairman of the Board for the Bay Area Life Science Alliance, an organization devoted to the development of the UCSF Mission Bay Campus. From 1992 to 1999, Dr. Rutter served on the Board of Overseers, Harvard University. He has been on the Board for the Carnegie Institution of Washington, from 1995 to present. Dr. Rutter currently serves on the boards of several privately held biotechnology companies.

    JACK W. SCHULER, age 60, a director of the Company since 1990, is Chairman of Stericycle, Inc., a company that processes, sterilizes and recycles medical waste, and Chairman of Ventana Medical Systems, Inc., a company that develops and manufactures instruments/reagent systems that automate histology. From 1987 to 1989, he was President and Chief Operating Officer of Abbott Laboratories ("Abbott"). He joined Abbott in 1972 as Director of Sales and Marketing for the diagnostics division, and held a series of diagnostic sales and management positions. He served on the Abbott Board of Directors from 1985 to 1989.
Mr. Schuler is a member of the Board of Directors of Medtronics, Inc.

DIRECTORS CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2003

    RAYMUND BREU, age 56, a director of the Company since May 1999, is the Chief Financial Officer and a Member of the Executive Committee of Novartis AG.
Dr. Breu is responsible for all finance activities of the Novartis Group worldwide. He assumed those positions upon the formation of Novartis AG in December 1996, when Ciba-Geigy Limited merged with Sandoz Ltd. Prior to that, Dr. Breu spent over 20 years with Sandoz Ltd. and affiliates, serving as the Head of Group Finance and a Member of the Sandoz Executive Board from 1993 to 1996; Group Treasurer of Sandoz Ltd. from 1990 to 1993; Chief Financial Officer of Sandoz Corporation from 1985 to 1990, where he was responsible for all Sandoz finance activities in the US; and Head of Finances for the affiliated companies of Sandoz in the UK from 1982 to 1985. Dr. Breu joined the Group Treasury of Sandoz in 1975, and holds a doctorate in mathematics.

    SEAN P. LANCE, age 53, was appointed President and Chief Executive Officer of Chiron in May 1998 and assumed the position of Chairman of the Board in May 1999. Mr. Lance joined Chiron from Glaxo Wellcome plc. where he spent more than 12 years in positions of national and global management responsibility including positions as Chief Operating Officer and Chief Executive designate of Glaxo Wellcome plc. Mr. Lance began his pharmaceutical industry career in the Republic of South Africa at the Noristan Group of Companies, Ltd. in 1967. Mr. Lance has assumed leadership roles in a variety of national and international pharmaceutical associations, and is a past president of the International Federation of Pharmaceutical Manufacturers Associations (IFPMA). Mr. Lance currently serves on the Board of Directors for the California Healthcare Institute (CHI), Global Alliance TB Drug Development (GATB), Bay Area Bioscience and iKnowMed.

    PIETER J. STRIJKERT, age 65, a director of the Company since 1987, is Chairman of the Board of three Dutch companies: Crucell N.V., Pharming Group N.V. and Pamgene B.V. He is also Chairman of the Board of a Belgian company, deVGen N.V. Previously, he was a member of the Management Board of Gist-Brocades N.V., a fermentation and pharmaceutical company headquartered in The

Netherlands, from 1985 until 1995, and was Chairman of the Supervisory Board of International Bio-Synthetics B.V. Dr. Strijkert is a Director of Paratek Pharmaceuticals, Inc., Boston, Massachusetts and deVGen N.V., Ghent, Belgium.

BOARD COMMITTEES AND MEETINGS

    The Board of Directors held a total of 14 meetings during 2000, and acted five times by unanimous written consent.

    From time to time the Company identifies opportunities for potential collaborations and other transactions or arrangements between the Company or one of its affiliates, on the one hand, and Novartis or one of its affiliates, on the other. Any such transaction is submitted to the Board for approval by a majority of Independent Directors in accordance with the Governance Agreement. Mr. Bryson, Mr. Coleman, Dr. Penhoet, Mr. Schuler, and Dr. Strijkert serve as Independent Directors. Dr. Donald A. Glaser also served as an Independent Director until the Annual Meeting of Stockholders in May 2000, when he chose not to stand for re-election as a director. During 2000, the Independent Directors held five meetings (in addition to the Board meetings described above).

    The Board has established six standing committees: an Audit Committee, a Compensation Committee, a Stock Option Plan Administration Committee, a Non-Employee Director Sub-Committee, a Nominating Committee, and a Strategic Planning Committee. The Non-Employee Director Sub-Committee was disbanded in
May 2000, as described below. The Strategic Planning Committee has not yet been activated. See "Certain Relationships and Related Transactions--The Governance Agreement--Strategic Planning Committee". The Governance Agreement provides that the proportion of Investor Directors on each committee generally will be the same as the proportion of Investor Directors on the Board.

    The Audit Committee is responsible for finance, budget, audit, internal control, accounting, and related matters. Mr. Coleman serves as Chairman and Dr. Breu and Mr. Schuler are members. The Audit Committee held four meetings during 2000.

    The Compensation Committee's principal functions are to evaluate the performance of the Company's executive officers, to consider and plan for executive officer succession, to review and approve executive compensation, to review the design and competitiveness of the Company's compensation plans generally and to administer the Company's stock option, stock purchase and executive officer variable cash compensation plans pursuant to the terms of those plans. The members of the Compensation Committee are non-employee directors and are ineligible to participate in any of the plans or programs, which are administered by the Committee. Mr. Bryson chairs the Committee and Mr. Coleman, Dr. Breu, and Dr. Strijkert serve as members. Dr. Glaser served as a member of the Committee until the Annual Meeting of Stockholders in May 2000, when he chose not to stand for re-election as a director. The Compensation Committee held three meetings in 2000, and acted three times by unanimous written consent.

    The Board has delegated to the Stock Option Plan Administration Committee authority to make routine stock option grants calculated according to the policies, procedures and methodologies approved from time to time by the Compensation Committee, and accelerate the vesting terms of stock options held by any employee or consultant except executive officers and directors.
Mr. Lance and Dr. Williams serve as members of the Stock Option Plan Administration Committee. Dr. Rutter also served as a member of the Committee until February 2000, when he was replaced by Dr. Williams. Dr. Williams has determined that he will not stand for re-election to the Board when his term expires. Accordingly, if the Board has not acted otherwise by May 16, 2001, a vacancy will then exist in the membership of this Committee. The Committee acted 17 times in 2000 by unanimous written consent.

    The Board had delegated to a Non-Employee Director Sub-Committee authority to approve certain terms of stock awards approved from time to time by the Compensation Committee to officers and directors who are subject to
Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), authorizing transactions that, for purposes of Section 16, are or may be deemed the disposition of the option or the underlying Common Stock.
Mr. Bryson, Mr. Coleman and Dr. Strijkert served as members of the Non-Employee Director Sub-Committee until May 26, 2000, when the Board disbanded this Sub-Committee. The Non-Employee Director Sub-Committee held one meeting during 2000. The Compensation Committee itself, following abstention or recusal of any members who are not Non-Employee Directors as defined in Rule 16b-3(b)(3)(i) of the Exchange Act, provided that the remaining members of the Compensation Committee consist of not less than two Non-Employee Directors, is empowered to act independently without further approval with respect to approval of the disposition features of such stock options or other stock-related transactions with the Company's executive officers or directors. The Non-Employee Directors of the Compensation Committee are: Mr. Bryson,
Mr. Coleman, and Dr. Strijkert.

    The Nominating Committee is responsible for matters relating to composition of the Board of Directors, including recruitment, nomination and succession. The Governance Agreement contains certain provisions relating to the composition and procedures of the Nominating Committee. See "Certain Relationships and Related Transactions--The Governance Agreement--Nomination of Directors and Voting of Shares". The Committee held one meeting during 2000. Dr. Breu, Mr. Coleman and Dr. Rutter served as members, and continue to serve as members, with Dr. Rutter serving as chairman, in 2000. In February 2000, Mr. Lance and Mr. Douaze were also appointed to the Committee. The Nominating Committee has not established a procedure for considering nominees for director nominated by stockholders of the Company. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in the Company's Bylaws.

    During 2000, each of the directors, except Dr. Herrling, attended at least 75 percent of the combined total number of meetings (including actions taken by unanimous written consent) of the Board and committees on which he served.
Dr. Herrling attended 67 percent of the total number of meetings of the Board (including actions taken by unanimous written consent).

                                   PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected KPMG LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2001, and has directed that such selection be submitted for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

    Stockholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's Restated Certificate of Incorporation, as amended, or the Company's Bylaws or otherwise. In the event that a majority of the shares voting on the matter does not vote in favor of ratifying the selection of KPMG LLP, the Board of Directors will reconsider the selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent public accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting on the matter will be required to ratify the selection of KPMG LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                                   PROPOSAL 3
     STOCKHOLDER PROPOSAL WITH RESPECT TO SELECTION OF QUALIFIED CANDIDATES
                 FOR MEMBERSHIP ON CHIRON'S BOARD OF DIRECTORS

    From time to time, stockholders of the Company may submit proposals that they believe should be voted upon by the stockholders. The Securities and Exchange Commission (the "Commission") has adopted regulations that govern the inclusion of such proposals in the Company's annual proxy materials. See "Stockholder Proposals" for more details.

    This year, a stockholder submitted a proposal for inclusion in the Company's Proxy Statement for its 2001 Annual Meeting of Stockholders. The proposal was submitted by Citizens Funds, a mutual fund, 200 Commerce Way, Suite 300, Portsmouth, New Hampshire 03801, on behalf of their Citizens Core Growth Fund shareholders, which states that it owned 23,300 shares of the Company's Common Stock as of October 31, 2000. Citizens Funds has notified the Company in writing that it intends to present a resolution for action by the stockholders at the Annual Meeting. The text of the Board Inclusiveness Resolution and proposed Stockholders' Resolution submitted by Citizens Funds, on behalf of Citizens Core Growth Fund, are set forth below:

                           CITIZENS CORE GROWTH FUND
                               CHIRON CORPORATION
                         BOARD INCLUSIVENESS RESOLUTION

    WHEREAS:

    Employees, customers, and stockholders make up a greater diversity of backgrounds than ever before. We believe that the board composition of major corporations should reflect the people in the workforce and market place of the 21st Century if our company is going to remain competitive.

    The Department of Labor's 1995 Glass Ceiling Commission reported ("Good for
    Business: Making Full Use of the Nation's Human Capital") that diversity and inclusiveness in the workplace positively impact the bottom line. A Covenant Fund report of the S&P 500 companies revealed that "...firms that succeed in shattering their own glass ceiling racked up stock market records that were nearly 2.5 times better than otherwise comparable companies."

    The Investor Responsibility Research Center (IRRC) reports that in 1996 inclusion at senior management levels was only 12 percent for the over 39,000 companies required to submit the EEO-1 Report. The Glass Ceiling Commission reported that companies select from only half of the available talent within the U.S. workforce.

    If we are to be prepared for the 21st Century, we must learn how to compete in an increasingly diverse global marketplace, by promoting and selecting the best qualified people regardless of race, gender or physical challenge. Sunoco's CEO Robert Campbell stated (Wall Street Journal, 8/12/96): "Often what a woman or minority person can bring to the board is some perspective a company has not had before--adding some modern-day reality to the deliberation process. Those perspectives are of great value, and often missing from an all-white, male gathering. They can also be inspirational to the company's diverse workforce."

    We believe that the judgement and perspectives of a diverse board will improve the quality of corporate decision-making. A growing proportion of stockholders is attaching a value to board inclusiveness, since the board is responsible for representing shareholder interests in corporate meetings. The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest U.S. institutional investor, recently issued a set of corporate governance guidelines which included a call for "diversity of directors by experience, sex, age and race."

    We therefore, urge our company to enlarge its search for qualified board members.

    RESOLVED: The Shareholders request that:

    1. The Board Nominating Committee make a greater effort to locate qualified women and persons of color as candidates for nomination to the board.

    2. The Board issue a public statement committing the company to a policy of board inclusiveness, with a program of steps to be taken and a timeline during which the company is expected to move in that direction.

    3. The company provide to shareholders, at a reasonable expense, a report by September 2001, which includes a description of:

       a.  Efforts to encourage diversified representation on the board

       b.  Criteria for board qualification

       c.  The process of selecting board nominees, and board committee members.

                      MANAGEMENT'S STATEMENT IN OPPOSITION

    The Board of Directors opposes this proposal.

    The Board supports Chiron's broad commitment to maintaining a diverse and inclusive workplace. This commitment extends beyond the legal requirements of equal opportunity and includes recognition and encouragement of the many benefits that may be realized through a richly diverse and strongly inclusive community. In the selection of candidates for Board membership, the Board seeks to select and recommend the best qualified persons based upon their individual talents, experience and abilities. It also recognizes that diversity of background, perspective, culture and experience may enrich the quality of the Board's performance and its role as a model for the Company and our communities. The Board's Nominating Committee intends to seek both the best qualified persons and to enhance the overall diversity of background, perspective, culture and experience in the composition of the Board. Nevertheless, in the Board of Directors' judgment, providing reports or establishing formal procedures or arbitrary deadlines as required by this proposal would not enhance the current selection process for Board candidates and, therefore, does not serve stockholder interests. Accordingly, the Board recommends that stockholders vote "No" with respect to this proposal.

    Approval of this proposal requires approval by a majority of the shares of Chiron Common Stock present and entitled to vote at the meeting.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL 3.

                           CERTAIN BENEFICIAL OWNERS

    The following table lists all persons known by Chiron to own beneficially, as of February 1, 2001, five percent or more of the outstanding shares of its Common Stock. On February 1, 2001, there were 189,056,803 shares of Chiron Common Stock outstanding.

                                                        AMOUNT AND
                                                        NATURE OF       PERCENT
                                                        BENEFICIAL         OF
NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNERSHIP        CLASS
------------------------------------                 ----------------   --------
Novartis AG .......................................     79,320,078(1)(2)    42%
  Schwarzwaldallee 215
  CH-4002
  Basel, Switzerland

Salomon Smith Barney Holdings Inc. ................     11,277,568(3)       6%
  388 Greenwich Street
  New York, New York 10013

Citigroup Inc. ....................................     11,368,918(3)       6%
  399 Park Avenue
  New York, New York 10043

--------------------------
(1) Under the terms of the Governance Agreement, Novartis is permitted to acquire up to 55% of the Company's outstanding Common Stock through market purchases and to participate PRO RATA in certain issuances of new securities by the Company. Novartis may increase its ownership interest up to 79.9% if the transaction is approved by a majority of the Independent Directors. In addition, subject to certain conditions, under the terms of a Market Price Option Agreement between Novartis and the Company, Novartis is permitted to purchase Common Stock directly from the Company up to 55% of the outstanding Common Stock. See "Certain Relationships and Related Transactions" for a further discussion of Chiron's relationships with Novartis.

(2) Includes 348,310 shares of the Company's Common Stock acquired upon conversion of Novartis' 1.90% Convertible Subordinated Note due 2000, Series B, on October 6, 2000, at a conversion rate of $34.5924 shares per $1,000 principal amount.

(3) Salomon Smith Barney Holdings Inc. and Citigroup Inc. jointly filed a
    Schedule 13G with the Securities and Exchange Commission on February 15, 2001, pursuant to which each of the reporting persons disclosed that the shares shown above include shares held by the other reporting person.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 1, 2001 by: (i) each director; (ii) each individual that served as Chief Executive Officer during 2000 and the four other most highly compensated executive officers during 2000 (the "Named Executive Officers"), and (iii) all directors and executive officers as a group.

                                                        AMOUNT AND
                                                         NATURE OF
                                                        BENEFICIAL        PERCENT OF
NAME OF BENEFICIAL OWNER                            OWNERSHIP (1)(2)(3)     CLASS
------------------------                            -------------------   ----------
Raymund Breu......................................           9,116           *
Vaughn D. Bryson..................................          20,503           *
Lewis W. Coleman..................................          82,796           *
Rajen K. Dalal....................................         166,436           *
Pierre E. Douaze..................................          42,704           *
William G. Green..................................         402,800           *
Paul L. Herrling..................................          22,075           *
Sean P. Lance.....................................         490,191           *
Edward E. Penhoet.................................         645,182           *
William J. Rutter.................................       3,885,970            2.1%
Jack W. Schuler...................................          62,307           *
Pieter J. Strijkert...............................          36,520           *
James R. Sulat....................................         123,903           *
Lewis T. Williams.................................         124,934           *
All directors and executive officers as a group
  (17 persons)....................................       6,252,783            3.3%

------------------------

*   Less than 1%.

(1) This disclosure is made pursuant to certain rules and regulations promulgated by the Commission and the number of shares shown as being beneficially owned may not be deemed to be beneficially owned for other purposes. Unless otherwise indicated in the footnotes, each of the named individuals has sole voting and/or investment power with respect to such shares.

(2) The number of shares shown as beneficially held includes shares which the individuals shown have the right to acquire on February 1, 2001 or within 60 days thereafter, pursuant to outstanding options, in the following amounts: Dr. Breu, 8,682 shares; Mr. Bryson, 18,479 shares; Mr. Coleman, 77,395 shares; Mr. Dalal, 159,673 shares; Mr. Douaze, 39,771 shares;
    Mr. Green, 379,289 shares; Dr. Herrling, 19,962 shares; Mr. Lance, 485,937 shares; Dr. Penhoet, 395,428 shares; Dr. Rutter, 1,197,216 shares;
    Mr. Schuler, 61,908 shares; Dr. Strijkert, 25,171 shares; Mr. Sulat, 120,916 shares; Dr. Williams, 115,571 shares; and all directors and executive officers as a group, 3,239,816 shares.

(3) The number of shares shown as beneficially held does not include the following amounts of Common Stock underlying automatic share rights issuable to each non-employee director: Dr. Breu, 2,470 shares; Mr. Bryson, 3,372 shares; Mr. Coleman, 3,404 shares; Mr. Douaze, 3,404 shares; Dr. Herrling, 3,432 shares; Dr. Penhoet, 738 shares; Dr. Rutter, 738 shares; Mr. Schuler, 2,288 shares and Dr. Strijkert, 3,404 shares. The share rights vest in equal installments over five years from the date of grant. The terms of the automatic share rights are described below in "Compensation of Directors and Executive Officers--Compensation of Directors". The number of shares shown as beneficially held does not include the following amounts of Common Stock underlying restricted share rights held by certain executive officers:
    Mr. Dalal, 20,625; Dr. Williams, 100,000; all executive officers as a group, 168,875. For a discussion of the terms of these restricted share rights, see the footnotes to the "Summary Compensation Table", in "Compensation of Directors and Executive Officers--Compensation of Executive Officers".

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

    The Company pays each non-employee director a retainer fee of $16,000 per year; an additional fee of $2,000 for each meeting of Board of Directors attended in person; an additional fee of $500 for each telephone meeting of the Board of Directors; and an additional fee of $200 per hour, to a maximum of $1,000 per day, for time spent on meetings of committees of the Board of Directors on days when no meeting of the Board of Directors is held. The Company also pays each non-employee director serving as chairman of one of the Board committees an additional retainer of $5,000 per year.

    Under the terms of their employment with Novartis, the Investor Directors are required to pay over to Novartis fees received from the Company for director services. At Novartis' request, the Company has agreed to pay these fees directly to Novartis.

    Prior to February 2001, on the last business day of the second quarter of each fiscal year of the Company ("automatic grant date"), each continuing non-employee director automatically received a nonstatutory option ("automatic option grant") to purchase that number of shares of Common Stock determined by dividing $100,000 (subject to cost-of-living increases after 1996) by the average stock price of a share of Common Stock over the preceding 12 months. On the date that a person first became a non-employee director (if other than an automatic grant date), he or she received an automatic option grant to purchase a pro-rata number of shares of Common Stock, based on the number of months the non-employee director would serve as a director before the next automatic grant date. Each automatic option grant has an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten years, but expires three months after the optionee ceases to serve as a director, employee, consultant or independent contractor (twelve months if due to disability or death). Automatic options are immediately exercisable, but the shares acquired are subject to repurchase by the Company at the original exercise price, if a non-employee director ceases to provide services to Chiron or its subsidiaries as a director, employee, consultant or independent contractor. This repurchase right lapses in equal annual installments over five years from the grant date, provided the director continues to provide services to the Company, and lapses immediately, in full, upon death or disability.

    Prior to February 2001, each newly elected or appointed non-employee director was automatically granted the right to receive that number of shares of Common Stock ("automatic share right") purchasable with $40,000 on the date of such election or appointment. (A similar $40,000 share right was granted to existing directors on the 1996 automatic grant date.) On each subsequent automatic grant date while the individual was serving as a non-employee director, the non-employee director was automatically granted a $25,000 share right. However, if a non-employee director was newly elected or appointed on a date other than an automatic grant date, then on the next automatic grant date after such election or appointment, the non-employee director was granted a pro rated $25,000 share right, based on the number of months the individual served as a non-employee director before such automatic grant date. The dollar values were subject to cost-of-living increases after 1996. Share rights vested in equal annual installments over five years from the date of grant, provided the non-employee director continued to provide services to the Company, and vested in full upon death or disability.

    Effective on and after February 2001, the Board of Directors approved amendments to non-employee director compensation: (i) to eliminate the automatic share rights awards; (ii) to change the annual automatic option grant to non-employee directors from an option to purchase a number of shares of Common Stock determined by dividing $100,000 by the average stock price of a share of Common Stock over the preceding 12 months to an option to purchase 15,000 shares of Common Stock, and reduce the vesting schedule for such option from 5 years to 6 months; and (iii) to implement an initial option grant feature, whereby each newly elected or appointed non-employee director will automatically receive an option grant to purchase 30,000 shares of Common Stock which vests over a 3-year period (the "Initial Option Grant"). Accordingly, beginning in 2001, in lieu of the automatic option grants and automatic share rights described in the previous two paragraphs, each eligible director who is first elected or appointed will receive an option to purchase 30,000 shares of Common Stock. On the automatic grant date, each continuing non-employee director will receive an option to purchase 15,000 shares of Common Stock (the "Annual Option Grant"); provided that each continuing non-employee director who was newly elected or appointed on a date after the previous year's automatic grant date will receive, in lieu thereof on the current automatic grant date, an Annual Option Grant to purchase a pro-rata number of whole shares of Common Stock determined by multiplying 1,250 by the number of whole calendar months between the non-employee director's election or appointment date and the current automatic grant date. Each automatic option grant has an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten years, but expires three months after the optionee ceases to serve as a director, employee, consultant or independent contractor (twelve months if due to disability or death). Automatic options are immediately exercisable, but the shares acquired are subject to repurchase by the Company at the original exercise price, if a non-employee director ceases to provide services to Chiron or its subsidiaries as a director, employee, consultant or independent contractor. For each Initial Option Grant, the Company's repurchase right lapses in equal annual installments over three years from the grant date, provided the director continues to provide services to the Company, and lapses immediately, in full, upon death or disability. For each Annual Option Grant, the Company's repurchase rights lapse in one installment upon optionee's completion of six
(6) months of service measured from the grant date and lapse immediately, in full, upon death or disability.

    Of the current directors, Mr. Lance and Dr. Williams are not eligible to receive automatic awards because they are employees of the Company. In
February 2000, Drs. Penhoet and Rutter ceased being employees of the Company and became eligible to receive these awards.

    In February 2000, Drs. Penhoet and Rutter each entered into a one-year consulting agreement with the Company, pursuant to which Dr. Penhoet received $50,000 and Dr. Rutter received $200,000 for certain consulting services to the Company. These agreements expired in February 2001. Dr. Penhoet's agreement was not renewed. Dr. Rutter's agreement was renewed for an additional year, expiring in February 2002, pursuant to which he will receive $100,000 for consulting services as mutually agreed upon by the parties.

DIRECTOR INDEMNIFICATION AGREEMENTS

    The Company has indemnification agreements with directors that (i) confirm the present indemnity provided to them by the Company's Bylaws and give them assurances that this indemnity will continue to be provided despite future changes in the Bylaws and (ii) provide that, in addition, the directors shall be indemnified to the maximum extent permitted by law against all expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred or paid by them in any action or proceeding, including any action by or in the right of the Company, on account of their service as a director, officer or similar official of any other company or enterprise when they are serving in such capacities at the request of the Company. The indemnification agreements further provide that expenses incurred by a director in such cases shall be paid by the Company in advance, subject to the director's obligation to reimburse the Company in the event it is ultimately determined that the director is not entitled to be indemnified for such expenses under any of the provisions of the indemnification agreement. However, no indemnity will be provided to any director under the agreements as described in clause (ii) of the first sentence of this paragraph on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or to constitute willful misconduct. In addition, no indemnification will be provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect of any suit in which judgment is rendered against a director for an accounting of profits made from a purchase or sale of securities of the Company in violation of Section 16(b) of the

Exchange Act or of any similar statutory provision, or on account of any remuneration paid to a director which is finally adjudged to have been paid in violation of law. The indemnification agreements also contain provisions designed to protect the Company from unreasonable settlements or redundant legal expenditures.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows for the fiscal years 2000, 1999, and 1998, certain information concerning compensation awarded or paid to or earned by the Named Executive Officers for all services rendered in all capacities to the Company:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                              ANNUAL COMPENSATION                             AWARDS
                             -----------------------------------------------------   -------------------------
                                                                                                    SECURITIES
                                                                                      RESTRICTED    UNDERLYING    ALL OTHER
         NAME AND             FISCAL                                OTHER ANNUAL        STOCK        OPTIONS/    COMPENSATION
    PRINCIPAL POSITION         YEAR     SALARY ($)   BONUS ($)    COMPENSATION ($)    AWARDS ($)     SARS (#)       ($)(8)
    ------------------       --------   ----------   ----------   ----------------   ------------   ----------   ------------
Sean P. Lance(1)               2000       700,000     1,250,000        --                 --         550,000        128,863
  Chairman, President and      1999       700,000     1,000,000        --                 --         100,000         79,952
  Chief Executive Officer      1998       473,846       700,000                                      750,000        193,731

Rajen K. Dalal(2)              2000       305,385       375,000        --            $2,118,750(6)    95,000         19,755
  Vice President;              1999       271,692       358,500        --                 --          35,000         19,972
  President, Chiron Blood      1998       230,765       179,329                           --          45,000         15,874
  Testing

William G. Green(3)            2000       392,692       320,000        --                 --         143,000         30,498
  Senior Vice President,       1999       377,692       285,000        --                 --          50,000         27,863
  General Counsel and          1998       377,068       247,139                                       42,000          9,564
  Secretary

James R. Sulat(4)              2000       336,000       260,000        --                 --         158,000         23,520
  Vice President, Chief        1999       321,154       252,000        --                 --          45,000          9,500
  Financial Officer            1998       228,462       158,993                                      150,000         --

Lewis T. Williams(5)           2000       432,692       340,000        --                 --         175,000         31,978
  Chief Scientific Officer;    1999       416,923       315,000        --            $1,693,750(7)    50,000         29,703
  President, Chiron            1998       412,646       247,950                                       50,000         26,236
  Research & Development

--------------------------
(1) Mr. Lance was appointed President and Chief Executive Officer effective
    May 1, 1998. "All Other Compensation" for Mr. Lance in 2000 includes the following: a special award of $47,293 (see "Certain Employment Agreements"); Company contributions of $61,200 under the Company's Supplemental Employee Retirement Plan on behalf of Mr. Lance; $11,500 for the lease of a vehicle by the Company for Mr. Lance's personal use; and $2,070 paid on behalf of Mr. Lance by the Company for the purchase of life insurance.

(2) "All Other Compensation" for Mr. Dalal in 2000 includes: $1,350 paid on behalf of Mr. Dalal by the Company for the purchase of life insurance and Company contributions of $19,755 under the Company's Supplemental Employee Retirement Plan on behalf of Mr. Dalal.

(3) "All Other Compensation" for Mr. Green in 2000 includes $2,374 paid on his behalf by the Company for the purchase of life insurance and Company contributions of $20,308 under the Company's Supplemental Employee Retirement Plan on behalf of Mr. Green.

(4) "All Other Compensation" for Mr. Sulat in 2000 includes Company contributions of $16,720 under the Company's Supplemental Employee Retirement Plan on behalf of Mr. Sulat.

(5) "All Other Compensation" for Dr. Williams in 2000 includes Company contributions of $23,108 under the Company's Supplemental Employee Retirement Plan and $2,070 paid by the Company on Dr. Williams' behalf for the purchase of life insurance.

(6) Calculated based on the closing market price of the Company's Common Stock on the last trading date prior to January 1, 2000, the date of grant.
    Mr. Dalal was granted restricted share rights with respect to 50,000 shares of the Company's Common Stock. The share rights vested as to 27,500 shares in January 2001, and the remaining 22,500 shares will vest ratably over the twelve month period ending January 2002. Until such time as a stock certificate for shares underlying such share rights has been issued, Mr. Dalal shall have no rights as a stockholder, including any rights to dividends. As of December 31, 2000, these restricted share rights had an aggregate value of $2,225,000.

(7) Calculated based on the average of the reported high and reported low prices of the Company's Common Stock as reported on the NASDAQ National Market System on January 2, 1998, the date of grant. If the value was calculated based on the closing market price of the Company's Common Stock on the date of grant, the restricted share right award would have been valued at $1,725,000. Dr. Williams was granted restricted share rights with respect to 100,000 shares of the Company's Common Stock. The share rights vest in December 2002, with earlier full vesting upon a change in control of the Company (other than by reason of an increase in Novartis' ownership interest), and earlier PRO RATA vesting in the event Dr. Williams' employment is terminated by the Company without cause or upon termination of employment due to death or permanent disability (based on the actual number of months worked after December 1997 plus, in the case of termination without cause, 36 months). As of December 31, 2000, those restricted share rights had an aggregate value of $4,518,750. Until such time as a stock certificate for shares underlying such share rights has been issued, Dr. Williams shall have no rights as a stockholder, including any rights to dividends. In February 2001, under the terms of an agreement between Dr. Williams and the Company described below under "Certain Employment Agreements", the vesting terms of a portion of the share rights have been amended.

(8) In addition to the items discussed in footnotes 1 - 5, above, "All Other Compensation" includes Company contributions of $6,800 each year under the Company's 401(k) Plan on behalf of each of the Named Executive Officers to match pretax elective deferral contributions (included under Salary) made by each Named Executive Officer to such plan in each year indicated.

STOCK OPTION GRANTS AND EXERCISES

    The Company has granted options to its executive officers under the Company's 1991 Stock Option Plan. The following tables show certain information regarding options granted to, exercised by and held by the Named Executive Officers during 2000:

                    OPTION GRANTS IN FISCAL YEAR 2000(1)(2)

                                                                                         POTENTIAL REALIZED VALUE
                                                                                     AT ASSUMED ANNUAL RATES OF STOCK
                                                                                       PRICE APPRECIATION FOR OPTION
                                              INDIVIDUAL GRANTS                                  TERM (4)
                             ----------------------------------------------------   -----------------------------------
                                             % OF TOTAL
                              NUMBER OF       OPTIONS/
                              SECURITIES        SARS       EXERCISE
                              UNDERLYING     GRANTED TO     OR BASE
                             OPTIONS/SARS   EMPLOYEES IN     PRICE     EXPIRATION
NAME                          GRANTED(#)    FISCAL YEAR    ($/SH)(3)      DATE       0%($)       5%($)        10%($)
----                         ------------   ------------   ---------   ----------   --------   ----------   -----------

Sean P. Lance..............    250,000             3.6       42.938      1/03/10       -0-      6,750,791    17,107,829

                               300,000             4.3       51.156      2/24/10       -0-      9,651,577    24,458,990

Rajen K. Dalal.............     60,000             0.9       42.938      1/03/10       -0-      1,620,190     4,105,879

                                35,000             0.5       51.156      2/24/10       -0-      1,126,017     2,853,549

William G. Green...........     75,000             1.1       42.938      1/03/10       -0-      2,025,237     5,132,349

                                68,000             1.0       51.156      2/24/10       -0-      2,187,691     5,544,038

James R. Sulat.............     75,000             1.1       42.938      1/03/10       -0-      2,025,237     5,132,349

                                83,000             1.2       51.156      2/24/10       -0-      2,670,270     6,766,987

Lewis T. Williams..........    100,000             1.4       42.938      1/03/10       -0-      2,700,316     6,843,132

                                75,000             1.1       51.156      2/24/10       -0-      2,412,894     6,114,748

------------------------
(1) In accordance with Commission rules, this table lists grants of stock options made in 2000. The grants reflected in the table were made in February 2000 based on, among other things, 1999 performance. In
    February 2001, the following grants of stock options were made based upon, among other things, 2000 performance: Mr. Lance, 500,000; Mr. Dalal, 50,000; Mr. Green, 150,000; Mr. Sulat, 150,000; and Dr. Williams, -0-. The exercise price for options granted in February 2001 is $45.7188 per share, and the expiration date is February 16, 2011. In addition, in January 2001, performance stock options ("Performance Options") were granted pursuant to the Chiron Executive Long-Term Incentive Plan as follows: Mr. Lance, 250,000; Mr. Dalal, 70,000; Mr. Green, 75,000; Mr. Sulat, 75,000; and
    Dr. Williams, 100,000. The exercise price for these Performance Options is $43.8125 and the expiration date is January 2, 2011. See "Compensation Committee Report on Executive Compensation", below.

(2) In general, the options become exercisable as to 25 percent of the granted shares on the first anniversary of the date of grant and, for the balance, in equal monthly installments over the 36-month period thereafter, so long as service with the Company or one of its subsidiaries continues. Performance Options vest seven years from the date of grant, unless the Company exceeds certain performance milestones set by the Board and detailed in the applicable option agreement, in which case vesting is accelerated according to the schedule set forth in the applicable option agreement. To the extent not already exercisable, the options generally become exercisable in the event of an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of sale, merger, reorganization or liquidation, unless such options are either continued or assumed by the successor entity or replaced with a comparable option to purchase equity interests of the successor entity. If there is such a corporate transaction pursuant to which the exercisability of the options does not accelerate and within twelve months for Performance Options and twenty-four months for all other options (i) the optionee is terminated for reasons other than cause, death or disability or (ii) the optionee voluntarily terminates for good reason, then such option will immediately become exercisable for all of the option shares then subject to the option. See "Compensation Committee Report on Executive Compensation", below.

(3) Upon exercise, the exercise price and any related tax withholding obligations may generally be paid in cash, or, in the Compensation Committee's discretion, in shares of Common Stock held by the optionee for the requisite period to avoid a charge to Chiron's earnings and valued as of the exercise date, or under certain conditions from the proceeds of a same day sale of the shares acquired upon exercise of the option. The Compensation Committee may also assist an optionee in the exercise of an option by authorizing a loan from the Company for the purchase price and related tax obligations.

(4) In accordance with Commission rules, these columns reflect hypothetical gains or "option spreads" that would exist for the respective options. These rules require that the gains be based on assumed rates of annual compounded stock price appreciation of 5 percent and 10 percent from the date the options were granted over the full ten-year option term. The market price of Chiron Common Stock in January 2010 would be $69.94 and $111.37 per share, respectively, and at February 2010 would be $83.33 and $132.69, respectively, at 5 percent and 10 percent annual compounded rates of appreciation. There can be no assurance that these assumed rates of appreciation, or any appreciation, will occur. These amounts are calculated from the average of the reported high and low prices on the respective grant dates, as reported on the NASDAQ National Market System.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                             OPTIONS AT FY-END(#)(1)      OPTIONS AT FY-END ($)(2)
                          SHARES ACQUIRED      VALUE       ---------------------------   ---------------------------
NAME                      ON EXERCISE(#)    REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      ---------------   ------------   -----------   -------------   -----------   -------------

Sean P. Lance...........            0                0        358,854      1,041,146      8,581,440      12,321,680

Rajen K. Dalal (3)......            0                0        140,681        177,845      3,584,593       3,176,832

William G. Green........       97,004        3,907,267        353,222        184,233      9,432,875       1,138,901

James R. Sulat..........            0                0         89,375        263,625      2,109,120       2,661,346

Lewis T. Williams(3)....       73,538        2,650,160         87,083        318,591      2,201,950       5,774,584

------------------------
(1) Includes unexercised, unsurrendered options held at fiscal year end which the Named Executive Officers are entitled to surrender pursuant to the Novartis option surrender program, as follows (all exercisable): Mr. Lance, none; Mr. Dalal, 280; Mr. Green, 931; Mr. Sulat, none; and Dr. Williams, 294.

(2) The value of all unexercised, unsurrendered options is calculated in accordance with Commission rules using the value of the Company's shares at the end of 2000 ($45.19), which is based on the average between the reported high and reported low prices of the Company's Common Stock as reported on the NASDAQ National Market System. The amount payable under the Novartis option surrender program, $29.25 per share, is less than the year-end market value. Accordingly, the incremental value of options which the holder is entitled to surrender pursuant to the Novartis option surrender program was $0. See "Certain Relationships and Related Transactions--The Investment Agreement--Cash Payments to Certain Stock Option Holders".

(3) The value of Mr. Dalal's and Dr. Williams' unexercised options do not include the restricted share rights granted to each of them. See footnotes 6 and 7 to the "Summary Compensation Table", above.

CERTAIN EMPLOYMENT AGREEMENTS

    Mr. William G. Green, Senior Vice President, General Counsel and Secretary, entered into an agreement with the Company in September 1990 which provides that the Company will maintain life insurance for him in the amount of $500,000 and that, in the event Mr. Green's contributions or premiums associated with health or dental insurance exceed $4,500 in any year, the Company will pay the excess.

    Mr. Sean P. Lance, Chairman, President and Chief Executive Officer of the Company, entered into an agreement with the Company dated March 18, 1998, the terms of which include: (i) a base salary of $700,000 per year, which may be increased, but not decreased, annually by the Board of Directors;
(ii) Mr. Lance will participate in the Company's executive officer variable cash compensation program, under which he will receive a cash bonus equal to 100% of his base salary if the targeted level of performance is satisfied, with a maximum bonus of 200% if performance substantially exceeds the targeted level;
(iii) the Company will provide Mr. Lance with the lease of a company car and tax and financial services planning; (iv) Mr. Lance will be granted options to purchase 750,000 shares of the

Company's Common Stock under the Company's 1991 Stock Option Plan, as to which 125,000 shares vested upon the first annual anniversary of Mr. Lance's employment with the Company, 475,000 shares vest in 48 successive equal monthly installments commencing on the first anniversary of Mr. Lance's employment, and the remaining 150,000 option shares will vest on the fifth annual anniversary of Mr. Lance's employment, provided that 75,000 of the 150,000 may vest as early as the end of three years based upon attainment of certain performance goals;
(v) Mr. Lance participate in the Company's annual award of long-term incentive compensation, presently awarded under the 1991 Stock Option Plan in the form of stock options, based upon performance as determined by the Board's Compensation Committee with a targeted value of the annual award at the grant date of 200% of Mr. Lance's base salary; (vi) the Company will reimburse customary expenses associated with Mr. Lance's relocation to California; and (vii) if Mr. Lance's employment with the Company is terminated other than for cause, or if Mr. Lance resigns for good reason, he will continue to receive (a) his base salary for three years following the termination date, provided he may elect to receive a lump sum payment equal to the discounted value of such salary; (b) in lieu of his cash bonus, a payment equal to three times the higher of his targeted bonus in the year of termination or his highest bonus during the preceding three years, payable over the salary continuation period or, at Mr. Lance's option, in a discounted lump sum; (c) continued health care and life insurance coverage for a three year period, subject to the payment by Mr. Lance of premiums not paid by the Company under the Company's cafeteria benefit plan; (d) reasonable repatriation assistance; and (e) accelerated vesting of stock options that would otherwise have vested during the next three years following termination. Under the agreement, "good reason" is defined to include a substantial diminution in Mr. Lance's duties and responsibilities or the assignment to Mr. Lance of duties inconsistent with his position; relocation of the Company's headquarters more than 30 miles from its present location; reduction of Mr. Lance's base salary or failure to provide compensation at least equal to that provided for under compensation or benefit plans currently in effect; material breach by the Company of its obligations under Mr. Lance's employment agreement or the failure of the Company to obtain satisfactory agreement from any successor to the Company to assume Mr. Lance's employment agreement. The agreement further provides that no change in control, including any transaction in which Novartis increases its ownership interest in the Company, will itself constitute good reason. Pursuant to the March 1998 agreement, the Company provided Mr. Lance a loan in the principal amount of $1 million with a ten year term to purchase a residence. The agreement initially provided that the loan would bear interest at the applicable federal rate as defined in the Internal Revenue Code and would be forgiven over the period of Mr. Lance's service to the Company at the rate of 0.83333% of the principal amount thereof per month. In August 1998 the loan terms were amended. Under the amended terms, the loan is non-interest bearing and the principal amount of the loan is payable in annual installments of $47,293 over the life of the loan, with the principal balance of approximately $527,068 payable at final maturity. The provision for forgiveness of the loan has been eliminated. The Company has agreed to pay to Mr. Lance a special annual bonus of $47,293 over the life of the loan.

    Mr. James R. Sulat, Chief Financial Officer, entered into an agreement with the Company dated March 19, 1998, the terms of which include: (i) a base salary of $300,000 per year; (ii) Mr. Sulat participate in the Company's executive officer variable cash compensation program, under which he is entitled to receive a cash bonus equal to 45% of his base salary if the targeted level of performance is satisfied, with a maximum bonus of 90% if performance substantially exceeds the targeted level; (iii) Mr. Sulat was granted options to purchase 150,000 shares of the Company's Common Stock under the Company's 1991 Stock Option Plan, as to which 25,000 option shares vested on the first annual anniversary of Mr. Sulat's employment with the Company, 75,000 option shares vest ratably monthly thereafter for 36 months, and 50,000 option shares will vest on the fifth annual anniversary of Mr. Sulat's employment; (iv) Mr. Sulat is eligible to receive future grants of stock options under the Company's long-term incentive plan based upon individual, function and corporate performance; and (v) if Mr. Sulat's employment is involuntarily terminated by the Company or its successor without cause within one year following a buyout transaction by Novartis, he will receive a minimum lump sum severance payment equal to the greater of one year's base salary or the payment to which he would otherwise be entitled under any then effective Company severance plan and full acceleration of the vesting of his initial stock option grant. Under the agreement, "good cause" is defined to include a substantial diminution in Mr. Sulat's duties and responsibilities; reduction of Mr. Sulat's base salary or failure to provide compensation and benefits at least equal to those provided generally to senior officers; a material breach by the Company of its obligations under Mr. Sulat's employment agreement or the failure of the Company to obtain satisfactory agreement from any successor to the Company to assume Mr. Sulat's employment agreement. The agreement further provides that no change in control, including any transaction in which Novartis increases its ownership interest in the Company, will itself constitute good reason.

    On January 27, 1998, Dr. Lewis T. Williams, Chief Scientific Officer and President, Chiron Research & Development, entered into an agreement with the Company which provides that if Dr. Williams' employment with the Company is terminated other than for cause, the Company will pay to Dr. Williams a lump sum equal to three times his then existing base salary. The agreement further provides that any material reduction in Dr. Williams' compensation or in the scope of his authority and responsibility that is not reasonably acceptable to Dr. Williams will be treated as constructive termination entitling Dr. Williams to this severance payment. This lump sum severance agreement supercedes and replaces certain options granted to Dr. Williams pursuant to the Company's letter agreement with Dr. Williams dated July 15, 1994 to establish a research program in the event the Company terminated Dr. Williams' employment other than for cause. Under the January 1998 agreement, Dr. Williams was also granted restricted share rights with respect to 100,000 shares of the Company's Common Stock. The share rights vest in December 2002, with earlier full vesting upon a change in control of the Company (other than by reason of an increase in Novartis' ownership interest), and earlier pro rata vesting in the event
Dr. Williams' employment is terminated by the Company without cause or upon termination of employment due to death or permanent disability (based on the actual number of months worked after December 1997 plus, in the case of termination without cause, 36 months).

    In February 2001, Dr. Williams entered into a further agreement with the Company regarding the terms of his employment. Dr. Williams has represented and the Company has agreed that he will step down from his position as Chief Scientific Officer and President, Chiron Research & Development. The Company and Dr. Williams are currently working to define a continuing role for Dr. Williams in Chiron's scientific programs. In the event the new role contemplates a reduction in his time commitment, a corresponding adjustment to his compensation would be made. If he leaves Chiron employment to take up an academic position, the Company has agreed to support the development of a mutually agreeable one year consulting arrangement, subject to renewal on mutually agreeable terms, whereby Dr. Williams would devote approximately twenty to forty percent of his time to certain designated Chiron scientific projects in consideration of the vesting of 20,000 shares of the 100,000 restricted share right award described in the previous paragraph. In the event Dr. Williams subsequently joins a biotechnology or pharmaceutical company, the consulting arrangement would terminate and a pro-rated settlement of the vesting of the 20,000 shares of the restricted share right award would be made, unless Dr. Williams' new employer is a collaborator with the Company under terms acceptable to the Company regarding conflicts of interest, competition and solicitation of employees. In consideration of Dr. Williams' services with Chiron as President of Research and Development through May 31, 2001, the Board of Directors has agreed that the vesting of 40,000 shares of the 100,000 restricted share right award would be accelerated, if and when he leaves Chiron employment for a new academic position or for a commercial position that does not compete with Chiron for corporate opportunities or employees. The Company and Dr. Williams have agreed that certain specific positions would be deemed not to compete with Chiron for this purpose. Further, in the event Dr. Williams continues as an employee or consultant beyond May 31, 2001, other than pursuant to the consulting arrangement in academia discussed above, the Company has agreed that the vesting on shares subject to the restricted share right award would accelerate at a rate of 1,667 shares per month. This amount would be pro-rated if his employment or consultancy is part-time. Dr. Williams has agreed that any future changes in his position and/or responsibilities within Chiron, or as a consultant, will not trigger a lump sum severance payment or further acceleration of vesting of the 100,000 share restricted share right award.

PENSION AGREEMENTS

    The Company has entered into supplemental pension agreements with one Named Executive Officer, Mr. William G. Green, and Chiron's former Chairman and CEO, Dr. William J. Rutter, who currently serves on Chiron's Board.

    Mr. Green's supplemental pension agreement is a monthly benefit for life beginning at age 60. The benefit is based on an initial contribution of $110,000, plus an annual contribution for each year of service until Mr. Green reaches age 60, such that the annual contribution when added to the maximum employee and Company matching contribution under the Company's 401(k) Plan and any future retirement benefit will not be less than $20,000. This amount will be increased by an assumed seven percent interest rate compounded annually. Taking into account certain assumptions about Internal Revenue Code limitations, and assuming Mr. Green makes the maximum 401(k) contribution under the Chiron 401(k) Plan, and receives the maximum matching contribution each year, the actuarial equivalent of Mr. Green's benefit at age 65 would be $48,921 annually for life.

    In 1989, the Company entered into a supplemental benefits agreement with Dr. William J. Rutter, director and Chairman Emeritus, under the terms of which the Company agreed to indemnify Dr. Rutter, up to an amount of $10,000 in any twelve-month period, for any University of California pension benefits he lost by reason of his change in status with the University from full-time to part-time. In 1996, under the terms of the 1989 agreement, the Company paid
Dr. Rutter $72,496, including interest, for the years 1991 through 1996, and in each year after 1996 the Company paid Dr. Rutter $10,000. The Company will continue to pay Dr. Rutter $10,000 per year during his lifetime.

CHANGE IN CONTROL ARRANGEMENTS

    At its December 8, 2000 meeting, the Board authorized the Company to adopt a change in control severance plan for its executive officers. At its February 16, 2001 meeting, the Board adopted the change in control severance plan, which plan also has been approved by Novartis AG. In the event there is a change in control of the Company and within twenty-four months the participant
(i) is terminated for reasons other than cause, death or disability or
(ii) voluntarily terminates for good reason, then the participant will become entitled to certain severance benefits. An acquisition of additional Chiron Common Stock by Novartis, increasing its ownership interest in Chiron to 55%, would not be deemed a change in control. The plan provides for three levels of coverage based on the executive's position with the Company. With respect to the Named Executive Officers, the plan provides for the following change in control severance benefits: (i) two times base salary and bonus (except in the case of Mr. Lance for which the severance benefits are three times base salary and bonus); (ii) payment of any unpaid salary and bonus earned during the year of the termination plus a pro-rata amount of the participant's target bonus for such year; (iii) vesting of long term incentive plan awards pursuant to the terms of the plan under which they were granted; and (iv) continuation of health, life and accidental death and dismemberment, and disability insurance for two years after the date of the participant's termination (three years in the case of Mr. Lance).

    On February 16, 2001 the Board amended the outstanding stock options held by the Named Executive Officers so that if there is a corporate transaction pursuant to which the exercisability of the options does not accelerate and within twelve months for Performance Options and twenty-four months for all other options (i) the optionee is terminated for reasons other than cause, death or disability or (ii) the optionee voluntarily terminates for good reason, then such option will immediately become exercisable for all of the option shares then subject to the option.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Company's Compensation Committee are Dr. Breu,
Mr. Bryson, Mr. Coleman, and Dr. Strijkert. Until his decision not to stand for re-election as a director in May 2000, Dr. Glaser was also a member of the Committee.

    Dr. Breu is a member of the Company's Board of Directors and Compensation Committee. He also is the Chief Financial Officer of Novartis and serves on the Executive Committee of Novartis. The Company has a strategic alliance with Novartis and in connection therewith has entered into a series of arrangements with Novartis. These arrangements contributed 2% of the Company's total revenues in 2000. See "Certain Relationships and Related Transactions" for a further description of Chiron's relationships with Novartis.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

    The compensation of Chiron's executive officers is determined by the Compensation Committee of the Board of Directors. All members of the Compensation Committee during 2000 were non-employee directors. As required by the rules of the Commission, this Compensation Committee Report describes the Compensation Committee's compensation policies applicable to the Company's executive officers (including the Named Executive Officers), including the relationship of corporate performance to executive compensation.

COMPENSATION PHILOSOPHY

    Chiron's executive compensation programs seek to accomplish several major goals:

    - To align the interests of executive officers with the long-term interests of stockholders through participation in the Company's long-term, equity-based incentive compensation programs, principally stock options;

    - To motivate executives to achieve important business and individual performance objectives and to reward them when such objectives are met; and

    - To recruit and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in similar companies.

    The Company, from time to time, employs independent compensation consulting firms to evaluate the Company's executive compensation programs. These firms have provided the Compensation Committee with survey data using analyses of benchmark positions from selected companies (the "Survey Groups") with whom the Company competes for the recruitment and retention of executive personnel(2). The survey information includes comparative data regarding base annual salaries, annual variable cash compensation, and long-term, equity-based incentives.

    The Compensation Committee believes that total annual cash compensation should be competitive and that a significant portion of cash compensation should be "at risk". Therefore, base salaries for executive officers are targeted at the median (50th percentile) of the market, generally as determined by reference to the Survey Group information, and annual variable cash compensation awards are used to provide the potential, with excellent individual, business unit and overall Company performance, to bring total cash compensation well over the 50th percentile of the market.

    The Compensation Committee believes that stock option and other equity incentives awarded under the Company's 1991 Stock Option Plan serve to align the long-term interests of the Company's executive officers with the interests of its stockholders and contribute importantly to the recruitment and retention of executive personnel. Stock options generally are granted upon initial employment and annually thereafter with exercise prices equal to the prevailing market price at date of grant. Therefore, stock options will have value to the executive only to the extent that the market price for the Company's stock increases. Stock option grants generally become exercisable or "vest" in increments over four years, so long as service of the option recipient with the Company continues. The Compensation Committee expects that its long-term, equity-based incentive compensation plan will increasingly be linked to specific performance Company objectives. The Company also has granted restricted share rights to employees in highly valued positions as targeted retention incentives. Restricted share rights consist of the right to receive shares of the Company's Common Stock, subject

------------------------

(1) The material in this report and in the Common Stock price performance graph is not soliciting material, is not deemed filed with the Commission, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

to continued employment with the Company. In determining the size of stock option grants, the Committee does not consider long-term, equity-based awards previously granted, whether vested or unvested, or the aggregate number of outstanding stock options held by the recipients of the current awards.

    In 2000, the Company adopted a new Chiron Executive Long-Term Incentive Plan pursuant to which the Compensation Committee granted Performance Options under the 1991 Stock Option Plan to certain key executives, including the Named Executive Officers. These Performance Options generally vest only after seven years of service with the Company or upon earlier achievement of specified performance objectives. The objectives applicable to the options awarded in 2001 are the extent that Chiron Total Shareholder Return (TSR) over the next three years, measured principally by stock price, exceeds that attained by an index of competitor biotechnology and pharmaceutical companies (the "Benchmark Index")(3). The Plan is designed to provide aggregate long-term incentive compensation at the 75th percentile of the market for such compensation as reflected by the Survey Group if the vesting of all Performance Options is accelerated through achievement of Chiron TSR in excess of 125% of the Benchmark Index over the three year period through 2003.

    The Survey Group information serves as a general reference for the Compensation Committee. However, because of many factors, including the inherent lack of comparability between any individual officer's responsibilities, performance, and value to the Company and the average information from the Survey Groups, no element of any executive officer's compensation is determined solely or principally by reference to the Survey Group information.

COMPENSATION COMMITTEE PROCEDURES AND PERFORMANCE CONSIDERATIONS

    In February of each year, the Compensation Committee meets to consider the Company's performance and the performance of each executive officer for the prior year. For 2000, the Committee met on February 15, 2001 and reviewed the methodology used by senior management to assess such performance and to formulate recommendations for the compensation of all officers, including the Named Executive Officers. The Committee also sought input from other non-employee directors regarding the overall performance of the Company and its business units and the performance of Mr. Lance. At this meeting, the Compensation Committee approved the base salaries for 2001, the variable cash compensation for performance in 2000 and the award of stock options with respect to all executive officers. Similar meetings occurred in February 2000 to review the performance of the Company and the executive officers in 1999 and to determine each executive officer's base salary for 2000.

    The Committee reviewed the Company's performance, including specific performance objectives determined annually by the Board of Directors to satisfy the terms of the Governance Agreement between Chiron and Novartis (the "Measurement Standards").

    Based upon the compensation philosophy as described above and its review of performance and other factors, at its meeting on February 15, 2001, the Compensation Committee determined the base salaries for 2001 and annual variable cash compensation of the Named Executive Officers for 2000 as shown in the "Summary Compensation Table" above. It also granted stock options and Performance

------------------------

(2) See the "Common Stock Price Performance Graph", below. The graph provides stock performance information for groups of companies that include some, but not all, of the companies included in the Survey Groups.

(3) The Benchmark Index is composed of 75% S&P Health Care Index and 25% AMEX Biotech Index, and is used by the Board in establishing the Company's performance metric objectives and the Measurement Standards under the Governance Agreement between Chiron and Novartis. These two indices are shown on the "Common Stock Price Performance Graph", below.

Options to the Named Executive Officers as shown in the footnotes to the "Option Grants in Fiscal Year 2000" table above.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Lance became President and Chief Executive Officer of the Company on May 1, 1998. His initial compensation, including base salary, eligibility for annual variable cash compensation, and stock options, were negotiated when he was recruited by the Company and are reflected in his employment agreement. See "Compensation of Directors and Executive Officers--Certain Employment Agreements".

    On February 15, 2001, the Committee approved for Mr. Lance a variable cash compensation award of $1,250,000. The Committee determined the variable cash compensation of Mr. Lance based principally upon the Company's overall performance in 2000, based in part upon the Board's conclusion that the Company had satisfied the Measurement Standards for 2000, composed of relative total stockholder return, earnings and revenue growth, and innovation milestones. The Compensation Committee also awarded stock options and Performance Options to Mr. Lance in the amounts set forth in footnote 1 to the "Option Grants in Fiscal Year 2000" table above. These awards were based on, among other things, the Committee's subjective assessment of his performance and impact upon Company performance in 2000, and the extent to which his performance in the future is expected to create value for the Company's stockholders.

POLICY REGARDING SECTION 162(m)

    Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid to each of the chief executive officer and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain options and performance-based compensation. The Compensation Committee uses stock options, performance units and performance stock options that qualify for the performance-based exception to the Section 162(m) deduction limits. However, because the net cost of compensation, including its deductibility, is weighed by the Compensation Committee against many other factors in determining executive compensation, the Committee may determine that it is appropriate and in the best interests of the Company to authorize compensation that is not deductible, whether by reason of
Section 162(m) or otherwise. For example, the Compensation Committee elected not to grant awards of variable cash compensation for 1999 or 2000 in a manner that qualifies for the performance-based exception to Section 162(m), because it felt that the variable cash compensation of all officers should be administered consistently, using the Company's performance metrics to measure corporate and business unit performance. While these performance metrics generally are quantitative measures of performance, they include subjective innovation milestones that do not qualify for the performance-based exception to
Section 162(m).


                                               COMPENSATION COMMITTEE
                                               VAUGHN D. BRYSON, CHAIRMAN
                                               Raymund Breu
                                               Lewis W. Coleman
                                               Pieter J. Strijkert

         REPORT OF THE AUDIT COMMITTEE REPORT OF THE BOARD OF DIRECTORS

    The Audit Committee of the Board of Directors of Chiron Corporation is composed of three non-employee directors and operates under a written charter adopted by the Board of Directors (attached hereto as Annex 1). The members of the Committee are Lewis W. Coleman (Chair), Raymund Breu and Jack W. Schuler. Messrs. Coleman and Schuler are independent directors as defined by the listing standards of the NASDAQ National Market System. Dr. Breu is an executive officer of Novartis and serves as an "Investor Director" designated by Novartis pursuant to the Governance Agreement between Chiron and Novartis.

    Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The primary function of the Audit Committee is to monitor and oversee these processes.

    In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2000 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence. The total fees paid to KPMG by Chiron for fiscal year 2000 included: 1) audit fees of $810,000, and 2) non-audit fees of $1,180,000. The non-audit fees included fees of $863,000 for consulting with respect to tax matters and $317,000 for other non-audit services. The Committee determined that the services provided by and fees paid to KPMG were compatible with maintaining the independent auditors independence.

    Based on the Committee's discussions with management and the independent accountants, and the Committee's review of the representations of management and the report of the independent accountants to the Committee, the Committee recommended to the Board of Directors that it include the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 to be filed with the Commission.


                                               AUDIT COMMITTEE
                                               LEWIS W. COLEMAN, CHAIRMAN
                                               Raymund Breu
                                               Jack W. Schuler

                      COMMON STOCK PRICE PERFORMANCE GRAPH

    The graph set forth below shows the value of an investment of $100 on December 31, 1995 in each of Chiron Common Stock, the Standard & Poor's Health Care Composite Index ("S&P Health Care"), the AMEX Biotechnology Index ("Amex Biotech") and the Standard & Poor's 500 Index ("S&P 500"). The values are calculated as of December 31 of each year assuming reinvestment of dividends paid by the companies included in the indices. The bold line on the graph shows the value of an initial $100 investment in Chiron Common Stock over the five year period.

    The comparisons in the graph are required by the Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    S & P HEALTH      AMEX
      Chiron Stock    Care Index  Biotech Index  S & P 500
1995          $100          $100           $100       $100
1996           $67          $120           $108       $123
1997           $62          $173           $121       $163
1998           $95          $249           $138       $210
1999          $153          $228           $293       $253
2000          $161          $310           $474       $230

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH NOVARTIS

    The Company has an alliance with Novartis, a global life sciences company headquartered in Basel, Switzerland. Through a series of transactions that became effective in January 1995, Novartis acquired shares of Common Stock which, when combined with shares already held by Novartis, represented 49% of the then-outstanding Common Stock of the Company; the Company acquired from Novartis all of the capital stock of Chiron Diagnostics Corporation (formerly Ciba Corning Diagnostics Corp.) ("Chiron Diagnostics"); and the Company acquired Novartis' interests in Chiron Vaccines Company and Chiron S.p.A. (formerly, The Biocine Company and Biocine S.p.A.). As a result of dilution stemming primarily from the issuance of Common Stock under the Company's employee stock option and stock purchase plans and in connection with certain acquisitions, as of February 1, 2001, Novartis held shares representing approximately 42% of the Company's outstanding Common Stock.

    In connection with these transactions, the Company and Novartis entered into certain governance, investment and related agreements which are described below.

    THE GOVERNANCE AGREEMENT

    STANDSTILL. Pursuant to the Governance Agreement, Novartis has agreed not to increase its ownership interest in the Company above 55% unless: (i) the acquisition of additional equity securities by Novartis is approved by a majority of the Independent Directors, (ii) the increase in Novartis' ownership interest is the result of an action by the Company (such as a purchase by the Company of outstanding Common Stock or a sale of Common Stock to Novartis or its affiliates by the Company), or (iii) the acquisition is part of a "buy-out transaction" in which Novartis acquires all of the outstanding capital stock of the Company in accordance with certain procedures set forth in the Governance Agreement.

    Pursuant to the Governance Agreement, Novartis could not have proposed or consummated a buy-out transaction before January 5, 2001. Novartis has no obligation to propose a buy-out transaction, and there are no "put" or "call" options obligating either Novartis or the Company with respect to a buy-out transaction. If Novartis proposes a buy-out transaction, it must offer to buy all of the outstanding equity securities of the Company at a price based upon the Third Party Sales Value, as that term is defined in the Governance Agreement (to mean the value that an unaffiliated third party would be expected to pay for all the equity securities of the Company in an arm's-length transaction negotiated by a willing seller and a willing buyer).

    In the event of a proposed buy-out transaction, the Independent Directors acting solely on behalf of independent stockholders would consider the proposal and may accept it subject to stockholder approval, if otherwise required by law. If the Independent Directors do not accept the proposal, Novartis may request binding arbitration to determine the Third Party Sales Value subject to the right of the Independent Directors to delay the arbitration for a period of up to one year under certain circumstances. Following the determination of the Third Party Sales Value by arbitration, Novartis may either proceed with the proposed buy-out transaction at the Third Party Sales Value determined by arbitration or withdraw its proposed buy-out transaction pursuant to terms set forth in the Governance Agreement. If Novartis elects to withdraw a buy-out transaction proposal following the determination of Third Party Sales Values by arbitration, it could not withdraw any subsequent proposal that resulted in a second arbitration to determine the Third Party Sales Value of Chiron.

    PROXY SOLICITATIONS AND VOTING TRUSTS. The Governance Agreement further provides that unless and until Novartis and its affiliates own all of the capital stock of the Company, they will not engage in any solicitation of proxies, initiate or encourage the initiation of any shareholder proposals or otherwise encourage any person with respect to the voting of equity securities of the Company; nor will they enter into any voting trust or similar arrangement for the voting of any shares of the Company's equity securities.

    ANTI-DILUTION PROVISIONS. Under the Governance Agreement, subject to certain exceptions, if the Board of Directors authorizes the issuance of any equity securities, Novartis will have the right to purchase a portion of such securities sufficient to preserve its ownership interest in the Company. If Novartis elects to purchase any such securities, it will do so at the same time and on the same terms and conditions as the new securities are issued and sold to third parties (except that, if such securities are issued for consideration other than cash, Novartis shall pay the fair market value thereof, as determined in accordance with the Governance Agreement).

    CERTAIN CORPORATE TRANSACTIONS. The Governance Agreement provides that, so long as Novartis owns at least 40% of the outstanding voting stock of the Company, the Company will not engage in certain corporate transactions without Novartis' approval and will not engage in certain other corporate transactions without the consent of a majority of the Investor Directors.

    TRANSACTIONS BETWEEN THE COMPANY AND NOVARTIS. The Governance Agreement provides that the Company will not enter into any material transaction with Novartis or any of its affiliates (other than those expressly contemplated by the Investment Agreement and the related agreements) unless such transaction is approved by a majority of the Independent Directors or holders of a majority of the voting stock which is held by unaffiliated stockholders.

    STRATEGIC PLANNING COMMITTEE. The Governance Agreement further provides that the Board will set and approve Measurement Standards to evaluate the Company's performance for each fiscal year, and that if the applicable Measurement Standards are not met for any fiscal year, a Strategic Planning Committee will be established to prepare and recommend to the Board a remedial plan intended to restore the Company to compliance with the Measurement Standards. If the Company fails to meet the Measurement Standards for two consecutive fiscal years, the Strategic Planning Committee will have the delegated power of the Board (until the applicable Measurement Standards are met for a full year) to set the compensation and terminate the employment of the Company's executive officers. The Governance Agreement provides that the Strategic Planning Committee will be comprised of the three Investor Directors, three Independent Directors and one Management Director and the Committee will act by the vote of a majority of its members, provided that the Management Director member will not be able to break any tie vote between the Investor Director members, on the one hand, and the Independent Director members, on the other hand. The Company has met the applicable Measurement Standards each year since the strategic alliance with Novartis was formed, so the Strategic Planning Committee has not been formed.

    NOMINATION OF DIRECTORS AND VOTING OF SHARES. The Governance Agreement provides that the Board will be comprised of 11 directors, and that the Nominating Committee of the Board will nominate three Management Directors, including the two most senior executives of the Company and three Investor Directors and the remaining members will be Independent Directors. The number of Investor Directors that Novartis is permitted to designate for nomination declines if its ownership interest in the Company is less than 30 percent. In May 1999, with Novartis' consent, Dr. Lewis T. Williams was appointed to the Board, bringing the total number of directors to 12 and, for purposes of the Governance Agreement, Dr. Williams was designated a Management Director and
Dr. Penhoet, who formerly had been a Management Director, was designated an Independent Director. In May 2000, Dr. Glaser, formerly an Independent Director, did not stand for re-election as a Board member, and the total number of Directors was reduced from 12 to 11. Dr. Williams, a Management Director, has determined that he will not stand for re-election when his term expires in May 2001. Effective as of May 16, 2001, the number of directors which shall constitute the whole Board shall be reduced to ten (10) until such time as the Board, in its sole discretion, shall increase the number of directors to eleven
(11). In February 2000, for purposes of the Governance Agreement and with

Novartis' consent, Dr. Rutter, who formerly had been designated a Management Director, was designated Chairman of the Board Emeritus to serve as a Director that is neither a Management Director, Investor Director nor Independent Director.

    The Governance Agreement further provides that, beginning in the year 2000, and so long as Novartis continues to own at least 40 percent of the outstanding capital stock of the Company, the Nominating Committee will be comprised of five members: two Investor Directors, two Independent Directors and one Management Director. The Management Director serving on the Nominating Committee will not be able to break any tie vote between all the Investor Director members, on the one hand, and all the Independent Director members, on the other hand. With the consent of Novartis and the Independent Directors, Dr. Rutter continues to serve as a member of the Nominating Committee in a position specified by the Governance Agreement to be held by an Independent Director. In February 2000, Messrs. Douaze and Lance were also appointed to the Nominating Committee. Beginning in the year 2006, so long as Novartis owns at least 49 percent of the outstanding capital stock of the Company, the Investor Director members of the Nominating Committee will have a deciding vote to break any tie vote between all the Investor Director members, on the one hand, and all the Independent Director members, on the other hand.

    THE INVESTMENT AGREEMENT

    BANK DEBT GUARANTEE. Pursuant to the Investment Agreement Novartis agreed to guarantee the obligations of the Company under one or more revolving credit facilities. The principal amount of indebtedness under the guaranteed credit facilities outstanding at any one time may not exceed a specified cap. Currently, that cap is $402.5 million. The cap may be increased or decreased in certain circumstances set forth in the Investment Agreement, as amended. The Novartis guarantee will expire on January 1, 2008. Pursuant to a separate Reimbursement Agreement, the Company has agreed to reimburse Novartis for any payments made or out-of-pocket expenses incurred by Novartis in connection with the guarantee. The Reimbursement Agreement provides that the Company's obligations thereunder will be fully collateralized by collateral reasonably acceptable to Novartis. In 2000, Novartis guaranteed revolving credit facilities for the benefit of the Company totaling $100.0 million as well as $172.6 million of the Company's operating lease commitments. The Company's obligations under the Reimbursement Agreement have not been collateralized.

    DIAGNOSTICS PROMISSORY NOTE. In connection with the acquisition by the Company of Chiron Diagnostics in January 1995, all then-existing indebtedness of Chiron Diagnostics and its subsidiaries to Novartis was consolidated into a single loan evidenced by a promissory note in the amount of $50.8 million, maturing January 4, 2000. This promissory note was transferred to and assumed by the Company in December 1998 in connection with the sale of Chiron Diagnostics to Bayer Corporation. At the end of 1999, interest of $17.0 million, calculated at a variable rate based on the London Interbank Offered Rate ("LIBOR"), had accrued on the principal amount outstanding under that promissory note. The note and all interest accrued thereon were repaid in full in January 2000.

    THE LIMITED LIABILITY COMPANY AGREEMENT ("R&D FUNDING AGREEMENT"). The Investment Agreement also provides that Novartis will make certain research funding available to the Company. This commitment was memorialized in a Limited Liability Company Agreement between Novartis and the Company entered into in December 1995. The R&D Funding Agreement provides that Novartis will purchase interests in a limited liability company as a means of providing this funding.

    Under the R&D Funding Agreement, Novartis agreed to fund research and development expenses for certain projects (the "Funded Projects"), which currently consist of certain adult and pediatric vaccines, Insulin-Like Growth Factor-1, Factor VIII and HSV-tk. The Company may from time to time propose additional projects which it wishes Novartis to fund or partially fund. In exchange for providing the funding, Novartis has certain rights, as described below, in certain adult and pediatric vaccines, Insulin-Like Growth Factor-1, Factor VIII and HSV-tk (the "Products").

    The R&D Funding Agreement, as last amended in December 2000, provides that, through December 2001, at Chiron's request, Novartis will fund 100% of the development costs of the Funded Projects incurred between January 1, 1995 and December 31, 2000. The amount of funding Novartis is obligated to provide is subject to an aggregate limit of $265 million. As of the end of 2000, the Company had received $255.9 million of the funding.

    In consideration of the funding provided by Novartis for the Funded Projects, Novartis has an interest in a stream of variable royalties on future worldwide sales from Products, if any, which are successfully developed. (There can be no assurance that any Products will be developed successfully.) Novartis also has co-promotional rights, in countries other than in North America and Europe, for certain adult vaccines. Under the R&D Funding Agreement, the Company has the right, but not the obligation, to buy out Novartis' interests in these Products (including its interest in royalties as well as the co-promotion rights). The purchase price for the buy-out is an amount equal to the aggregate amount of R&D funding provided to the Company by Novartis under the R&D Funding Agreement (net of any payments to or profits earned by Novartis in connection with the Products) together with interest on such amount at LIBOR. The purchase price for the buy-out is payable in cash, or Common Stock, or a combination of the two. In the event of a buy-out, Novartis will retain certain marketing rights with respect to adult vaccines as to which it has then exercised its promotion rights. Chiron must provide notice to Novartis by January 1, 2002 as to whether it will exercise its buy-out right; if it does so, Chiron will have until January 1, 2005 to tender the purchase price for the buy-out.

    THE COOPERATION AND COLLABORATION AGREEMENT. Novartis and the Company have also entered into the Cooperation and Collaboration Agreement regarding research and development collaborations, marketing and manufacturing arrangements, access of each party to the other party's technology and reciprocal "most-favored nation" rights regarding certain licenses. The agreement provides a mechanism by which either party may make specific proposals for areas of research and development collaboration with the other and retain a 90-day right of first negotiation with respect to such areas. Neither the Company nor Novartis has the right to enter into any material research and development collaboration related to the Company's strategic mission with any third party if such third party's only material contribution to the collaboration is expected to be funding, unless such party has first offered the other party the opportunity to enter into such collaboration on the same terms as such third party. These restrictions do not apply to collaborations with non-commercial sources of funding, including grants, or to financing arrangements with third parties in which the consideration to the third party is the return on financing. In addition, under the Cooperation and Collaboration Agreement, the parties have
(i) a reciprocal right of first refusal with respect to marketing certain products developed by the other party or which the other party has the right to market and (ii) a reciprocal right of first negotiation with respect to manufacturing certain products developed by the other party or which the other party has the right to manufacture.

    Pursuant to the Cooperation and Collaboration Agreement, in November 1995, the Company and Novartis entered into a collaboration agreement under which Novartis agreed to pay $26.0 million to Chiron, over a five-year period and subject to certain adjustments, in exchange for a non-exclusive, perpetual license to utilize Chiron's combinatorial chemistry techniques. In addition, the parties agreed to collaborate to utilize combinatorial chemistry technology to identify potential products in selected target areas. The agreement also provides for research funding by Novartis, and certain upfront, milestone and royalty payments, as well as product commercialization rights for both parties. In 2000, the Company recorded $3.3 million of revenues under the terms of the agreement. This agreement ended in the fourth quarter of 2000.

    MARKET PRICE OPTION AGREEMENT. Under a Market Price Option Agreement between Chiron and an affiliate of Novartis, the Company has granted to Novartis an option to purchase newly issued shares of equity securities directly from the Company at fair market value. The number of shares Novartis is permitted to purchase under the Market Price Option Agreement is subject to the standstill restrictions set forth in the Governance Agreement. See "Governance Agreement-Standstill". The option may be exercised at any time and also may be exercised repeatedly (subject to a minimum purchase of $1 million each time the option is exercised). Novartis may not exercise the option unless at the time of the exercise it owns shares representing at least 30% of the aggregate number of votes entitled to be voted in an election of directors of the Company. In addition, one of the following "exercise conditions" must be satisfied:
(i) Novartis is legally restricted from purchasing equity securities from any person other than the Company (including any restriction resulting from Novartis' possession of non-public material information regarding the Company);
(ii) there is insufficient liquidity in the open market to permit Novartis to purchase the number of shares it desires, either within the time period it desires or without unduly affecting the price of the shares, or (iii) Novartis' ownership interest in the Company at that time is below 50 percent and it wishes (and is permitted under then applicable standstill provisions of the Governance Agreement) to increase its ownership interest to above 50 percent (although if this is the only exercise condition that is satisfied, Novartis is not permitted to purchase shares that would increase its ownership interest above
51 percent).

    SUBSCRIPTION AGREEMENT. Under a Subscription Agreement between Chiron and Novartis, the Company has the right to require Novartis to purchase Common Stock directly from the Company at fair market value, up to a maximum subscription amount. Currently, the maximum subscription amount is $500 million. The subscription amount will be reduced in certain circumstances, as described in the Subscription Agreement. Novartis' obligation to purchase the shares is subject to the satisfaction of certain closing conditions set forth in the Subscription Agreement.

    During 2000, Novartis did not purchase any securities from the Company pursuant to the Market Price Option Agreement or the Subscription Agreement.

    THE NOVEMBER 1996 AGREEMENT. In November 1996, in connection with the U.S. Federal Trade Commission's review of the merger between Ciba and Sandoz Limited which created Novartis, Chiron and Novartis entered into an agreement (the "November 1996 Agreement") pursuant to which Chiron agreed to grant royalty-bearing licenses to Rhone-Poulenc Rorer, Inc. and Novartis under certain Chiron patents relating to gene therapy. As partial consideration, Novartis agreed to pay to the Company up to an aggregate of $60 million over five years, of which $10 million was paid in 2000. Novartis also agreed to cross-license to the Company certain Novartis-controlled gene therapy technologies.

    CASH PAYMENTS TO CERTAIN STOCK OPTION HOLDERS. Under the Investment Agreement, persons who on November 20, 1994 held options under the Company's 1991 Stock Option Plan were granted the right to receive certain cash payments from Novartis. The payments are calculated on the spread between $29.25 and the exercise price of the option, and are payable on a fraction (37.33%) of the options which vest each year. The right to receive the payment vests over time as the underlying options vest and, once vested, is exercisable at any time the option is outstanding. For options which vested during 1995, optionees received the cash payment and were not required to surrender the underlying options. For options which vest before or after 1995, in order to receive the payment, the optionee is required to surrender the corresponding fraction (37.33%) of the underlying options. If any such cash payments to executive officers, either alone or when aggregated with other compensation, constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code and/or would subject such individuals to a tax under Section 4999 of the Internal Revenue Code, the Company may pay the officers such additional amounts as are necessary to assure that the net after-tax amount realized by the officers is the same as if this additional tax were not imposed. In 2000,

Novartis made no payments to eligible option holders in connection with the surrender for cancellation of such options.

    OTHER ARRANGEMENTS WITH NOVARTIS. The Company and Novartis have entered into other product development and other arrangements, directly and through affiliates. No such other arrangements, either individually or in the aggregate, were material to the Company during 2000.

LOANS TO EXECUTIVE OFFICERS

    In June 1998, the Company provided a loan of $1 million to Mr. Lance, Chairman and Chief Executive Officer, to acquire real property. The loan, which is non-interest bearing, is secured by a primary deed of trust on the property. Principal is payable in annual installments of $47,293 for a ten year period, with the outstanding principal balance due in full on June 22, 2008. As of the end of 2000, the amount outstanding on the loan to Mr. Lance was $905,414. During 2000, the largest aggregate amount outstanding on the loan was $952,707.

    In April 1996, the Company provided a loan of $150,000 to Rajen Dalal, Vice President; President, Chiron Blood Testing, to acquire real property. The loan has a fixed interest rate of 8.25 percent per annum and is due in full on or prior to April 23, 2001. The loan is secured by a second deed of trust on the property. As of the end of 2000, the amount outstanding on the loan to Mr. Dalal was $162,375. During 2000, the highest amount of indebtedness outstanding on the loan was $162,375.

iMETRIKUS LICENSE

    In January 1999, following the sale of Chiron's diagnostics businesses, the Company discontinued its Informatics program and subsequently terminated the employees engaged in that project. The former employees subsequently organized a new company, iMetrikus. In June 1999, Chiron and iMetrikus entered into a license agreement pursuant to which the Company granted to iMetrikus rights under certain Chiron patents and patent applications. As payment in full for such license, Chiron received shares representing approximately 15 percent of the common stock of iMetrikus. Chiron was aware as it was negotiating this transaction that iMetrikus expected to receive financial support from one or more private investors, including Dr. William J. Rutter. Dr. Rutter subsequently acquired a substantial minority interest in iMetrikus and has been elected to serve on its board of directors.

SALE OF AMSTERDAM FACILITY

    In December 1999, after a year-long marketing effort targeting pharmaceutical companies in the USA, Europe and Japan, Chiron B.V., a wholly-owned subsidiary of Chiron sold its manufacturing facilities in Amsterdam, The Netherlands, to a newly formed Dutch company, SynCo Bio Partners Holding B.V., for $15 million in cash. The owner and Managing Director of SynCo Bio Partners Holding B.V. is Dr. William J. Rutter, Chairman Emeritus and currently a director on Chiron's Board. As part of the transaction, Chiron B.V. transferred 35 employees of its former manufacturing staff to SynCo BioPartners B.V., a subsidiary of SynCo Bio Partners Holding B.V. Chiron B.V. has agreed to lease back certain office space in the facility for five years at an annual rent of $600,000 per year (to be adjusted for inflation). Under the lease agreement, SynCo also provides certain related services to Chiron. In addition, Chiron B.V. has entered into a pharmaceutical services agreement with SynCo Bio Partners B.V. Under that agreement, SynCo provides certain pharmaceutical services, such as quality control testing and release of product for sale and related quality assurance services, in support of the distribution, marketing and sale of Chiron's pharmaceutical products in Europe. These services are provided on an as-needed basis, against fixed hourly rates, ranging from $130 to $160 per hour. In 2000, Chiron paid SynCo a total of approximately $900,000 under these agreements, comprised of $577,000 of lease payments and $317,000 for pharmaceutical services.

CERTAIN EMERYVILLE FACILITIES

    From time to time the Company has engaged Stevelle Construction Co., Inc. ("Stevelle") to provide construction services in connection with maintenance or remodeling of certain portions of the Company's Emeryville facilities. Stevelle is owned by Steven Lathrop, Mr. William G. Green's brother-in-law. Aggregate payments to Stevelle were $749,158 in 2000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and to furnish copies of such reports to the Company.

    Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file reports on Form 5 for 2000, the Company believes that all its officers, directors and greater than 10 percent stockholders complied with all filing requirements applicable to them with respect to transactions during 2000.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Stockholders must be received at the Company's principal executive office by December 4, 2001. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Commission.

    Stockholder proposals intended to be considered at this year's Annual Meeting received at the Company's principal executive office after February 19, 2001 will be considered untimely in accordance with Commission
Rule 14a-5(e)(2). Proxy holders will vote in their discretion with respect to any such matter that may properly come before the Annual Meeting, absent contrary instructions.

                                 OTHER BUSINESS

    The Board of Directors is not aware of any other matter that may be presented for action at the Annual Meeting. In the event that any other matter requiring a vote of the stockholders is presented for action at the Annual Meeting, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in the best interest of the Company.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

    The Company has chosen again this year to print summary financial information for fiscal year 2000 in its 2000 Annual Report, a copy of which is enclosed with this proxy material. The full audited consolidated financial statements of the Company and its subsidiaries and other required financial disclosures appear in the Company's Annual Report on Form 10-K for 2000, which accompanies the Annual Report.


                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/ WILLIAM G. GREEN

                                              William G. Green,
                                              SENIOR VICE PRESIDENT,
                                              GENERAL COUNSEL AND SECRETARY

April 2, 2001

    ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR TO VOTE ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

                                                                         ANNEX 1

                            AUDIT COMMITTEE CHARTER

                            (Approved May 26, 2000)

    The Board of Directors of Chiron Corporation (the "Board"), upon recommendation of the Audit Committee of the Board, has adopted this Audit Committee Charter to define certain of the functions, responsibilities and authorities of the Audit Committee of the Board.

    The Board shall appoint three of its members to serve as the Audit Committee. Its membership shall comply with applicable law and regulatory standards and shall include persons knowledgeable in financial and accounting matters and one or more persons having a background in accounting or related financial management. Each member of the Committee shall be free of any relationship that, in the opinion of the Board, would interfere with his or her independent exercise of appropriate judgment and shall be independent of management of the Company, provided, however, that the Board may determine that it is in the best interests of the Company and its stockholders that not more than one member of the Audit Committee may be appointed who is not independent of management within the meaning of the standards of independence established by the Securities and Exchange Commission and the listing requirement of the NASDAQ National Market System. Notwithstanding the foregoing, currently serving employees or officers of the Company, or their immediate family members, shall not serve as members of the Audit Committee.

    The Audit Committee is a standing committee of the Board, whose primary function is to assist the Board in fulfilling the Board's general oversight responsibilities with respect to (i) the quality and integrity of financial information provided to stockholders and others; and (ii) the quality and integrity of the Company's system of internal controls.

    Specifically, the Audit Committee shall have the following functions:

    - The Committee shall provide the primary oversight on behalf of the Board of the selection, engagement, performance and termination of the independent auditors for the annual audit of the Company's financial statements. The Committee shall review the independence of the independent auditors, including consideration of their annual written affirmation of independence, review of any other material engagements with the Company or its subsidiaries, and such other matters as the Committee may determine to be appropriate.

    - The Committee shall review with the independent auditors and management the nature and proposed scope of the annual audit.

    - The Committee shall review with management and the independent auditors the financial statements (including quarterly reports) of the Company. The Committee will review, prior to release or filing with the Securities and Exchange Commission, the annual consolidated financial statements of the Company. Review of quarterly financial statements and related reports need not precede the public release or filing of such statements by the Company. It is anticipated that these reviews will include discussion of the quality of earnings, reviews of reserves and accruals, consideration of the suitability of accounting principles, reviews of the judgmental areas and audit adjustments, whether or not recorded.

    - The Committee shall receive and discuss with management and the independent auditors the reports required to be delivered to the Audit Committee on behalf of the Board pursuant to applicable auditing standards.

    - The Committee shall oversee Chiron's internal audit function. The Committee shall review the audit plans and results of the internal audit function as they relate to the Committee's areas of responsibility. The internal auditor shall have direct access to the Committee. The internal auditor, however, shall be subject to the administration and supervision of the Chief Financial Officer or other member of management and may perform such other duties and responsibilities as management shall determine. Consequently, the internal auditor is not expected to be independent of management.

    - The Committee shall assess on behalf of the Board the quality and adequacy of Chiron's internal control environment and shall receive reports from the independent auditors and internal auditors regarding control matters. The Committee shall oversee the follow-up by management of any material control weakness reported by independent auditors or internal auditors or otherwise identified by the Committee.

    - The Audit Committee may receive periodic reports and may discuss with management the status of material contingent liabilities, including, as appropriate, litigation, taxation matters, environmental or other areas of risk exposure as they relate to the areas of responsibility of the Committee, including review of financial statements disclosure and the quality of the control environment and otherwise as the Committee may determine in its discretion.

    - The Committee shall assess and discuss with management the quality and adequacy Chiron's internal legal compliance programs. The Committee shall review reports from the Chief Compliance Officer with respect to matters within the Committee's areas of responsibility. The Chief Compliance Officer shall have direct access to the Committee. However, as the Chief Compliance Officer performs other functions within the Company, he or she is not expected to be independent of management.

    - The Committee shall report to the Board periodically on activities within its areas of responsibility and shall review periodically its function under this Charter and provide recommendations to revise its responsibility or authority under this Charter for consideration by the Board.

    The Audit Committee is expected to establish and maintain free and open communication with the Company's independent auditors, the internal auditors, and management of the Company. The Committee shall be available to meet periodically and upon request in private executive sessions with representatives of independent auditors and the internal auditors.

    In discharging its oversight role, the Audit Committee is authorized to investigate any activity of the Company within its area of responsibility and to retain and direct the Company to pay the costs of such external advisers, including legal counsel or other experts, as the Committee may deem appropriate for this purpose.

    All officers and employees of the Company and its consolidated subsidiaries are directed to cooperate fully with and provide all information requested by the Committee. The Committee is entitled to rely upon factual reports, advice and recommendations provided by representatives of management, employees of the Company and its subsidiaries and expert advisors, to the fullest extent that the Board is so entitled under applicable law.

[CHIRON LOGO]                            VOTE BY INTERNET--www.proxyvote.com
                                                           -----------------
c/o PROXY SERVICES                       Use the Internet to transmit your
P.O. BOX 9142                            voting instructions and for
FARMINGDALE, NY 11735                    electronic delivery of information
                                         up until 11:59 P.M. Eastern Time the
                                         day before the cut-off date or
                                         meeting date. Have your proxy card in
                                         hand when you access the web site.
                                         You will be prompted to enter your
                                         12-digit Control Number which is
                                         located below to obtain your records
                                         and to create an electronic voting
                                         instruction form.

                                         VOTE BY PHONE--1-800-690-6903
                                         Use any touch-tone telephone to
                                         transmit your voting instructions up
                                         until 11:59 P.M. Eastern Time the day
                                         before the cut-off date or meeting
                                         date. Have your proxy card in hand
                                         when you call. You will be prompted
                                         to enter your 12-digit Control
                                         Number which is located below and
                                         then follow the simple instructions
                                         the Vote Voice provides you.

                                         VOTE BY MAIL --
                                         Mark, sign, and date your proxy card
                                         and return it in the postage-paid
                                         envelope we have provided or return
                                         it to Chiron Corporation, c/o ADP,
                                         51 Mercedes Way, Edgewood, NY 11717.




TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS.
                                                            CHIRON               KEEP THIS PORTION FOR YOUR RECORDS
---------------------------------------------------------------------------------------------------------------------
                THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.             DETACH AND RETURN THIS PORTION ONLY

_____________________________________________________________________________________________________________________
CHIRON CORPORATION
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
 ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

 VOTE ON DIRECTORS                                   FOR     WITHHOLD    FOR ALL     To withhold authority to vote,
                                                     ALL       ALL        EXCEPT     mark "For All Except" and write the
                                                                                     nominee's number on the line below.

 1. Election of directors: 01) Vaughn D. Bryson     /  /      /  /        /  /       -----------------------------------
                           02) Pierre E. Douaze
                           03) Edward E. Penhoet

VOTE ON PROPOSALS                                                                     FOR     AGAINST       ABSTAIN

2. Proposal to ratify the selection of KPMG LLP as independent auditors for the
   Company for fiscal year ending December 31, 2001.                                  / /       / /            / /

3. To act upon a stockholder proposal with respect to the selection of qualified candidates for membership on Chiron's Board of Directors.

4. In their discretion, the holders of this proxy are authorized to vote upon such other business matters that may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS
GIVEN, WILL BE VOTED FOR ALL OF THE NOMINEES IN ITEM 1 AND FOR ITEM 2.
                     ---                                   ---

Please sign exactly as your name appears on this proxy card. If your shares are held in joint tenancy, both persons should sign. If your shares are held by a corporation or partnership, please sign in full name of corporation or partnership by authorized person and provide the name and title of person signing the proxy. When signing as a trustee, administrator, guardian, executor or attorney, please include your title.

              For address changes, please mark the box.
                   Indicate changes to the right.           / /


  -------------------------------------------      -------------------------------
  SIGNATURE [PLEASE SIGN WITHIN BOX]     DATE      SIGNATURE (JOINT OWNERS)   DATE


CHIRON CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 17, 2001

10:00 A.M.

1450 53RD STREET

EMERYVILLE, CA 94608

-------------------------------------------------------------------------------
_______________________________________________________________________________


CHIRON CORPORATION
4560 HORTON STREET, EMERYVILLE, CA 94608                        PROXY
-------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CHIRON
CORPORATION.

By signing this proxy, you appoint Sean P. Lance and James R. Sulat, and each of them, with full power of substitution, to vote all shares of Common Stock of Chiron Corporation which you are entitled to vote at the Annual Meeting and any adjournments or postponements thereof.

This proxy will be voted as you specify on the reverse. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2.


                  SEE REVERSE FOR VOTING INSTRUCTIONS.
_______________________________________________________________________________